EXHIBIT C-10

Strong Leadership. A Better Canada.
Economic Statement
October 30, 2007

Department of Finance Canada	Ministère des Finances Canada

© Her Majesty the Queen in Right of Canada (2007)
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Cat. No.: F2-182/2-2007E
ISBN 978-0-662-47155-4

INTRODUCTION

Canada’s economic and fiscal fundamentals are rock solid, yet the world economy is experiencing turbulence and increased uncertainty.
Given this global economic uncertainty, now is the time to act. Our strong fiscal position provides Canada with an opportunity that few other countries have—to make broad-based tax reductions that will strengthen our economy, stimulate investment and create more and better jobs.
Today, the Government is taking bold new steps to build a better Canada. We are reducing taxes further for Canadians and ushering in a new era for Canadian business taxation, while further reducing the federal debt.
This Economic Statement provides a total of $60 billion in broad-based tax relief over this year and the next five years. This brings total tax relief provided by this Government since coming to office to almost $190 billion over the same period.
Canada is the greatest country in the world, a nation of enormous potential built through the imagination and dedication of ordinary Canadians. Canadians expect their Government to build on this legacy by setting clear goals, delivering results, being accountable and putting Canadians and their families first.

Highlights
Recent Economic Developments and Prospects
✓	Notwithstanding weakness in the U.S., economic growth in Canada continues to be strong. Real gross domestic product (GDP) grew 3.4 per cent in the second quarter of 2007, following 3.9 per cent growth in the first quarter.

✓	Private sector forecasters expect real GDP growth of 2.5 per cent in 2007, 2.4 per cent in 2008 and 2.7 per cent in 2009.

✓	The private sector forecast for growth in 2007 is up from the 2.3 per cent forecast at the time of the March 2007 budget, balancing stronger-than-expected GDP growth for the first half of the year and weaker growth in the second half.

✓	As well, GDP inflation has been revised up significantly to 3.3 per cent from 1.5 per cent at the time of the budget.

✓	Stronger-than-expected growth in the first half of 2007 and higher GDP inflation mean that the level of nominal GDP—the broadest measure of the tax base—is now expected to be close to 1.9 per cent higher in 2007 than forecast at the time of the budget.

✓	However, the risks to the Canadian economy are tilted to the downside.
-	A significantly weaker U.S. housing market and tighter credit conditions have added uncertainty to the U.S. economic outlook.

-	The Canadian dollar has traded above parity with the U.S. dollar for the first time in 30 years, due in part to continued increases in commodity prices and generalized U.S.-dollar weakness. This is increasing pressure on our trade sector.
✓	The Government is determined to act from a position of strength to respond to the growing global uncertainties.

Fiscal Projections
✓	The strength of the economy over the first half of 2007 has bolstered revenue growth and improved the overall fiscal position of the Government.

✓	The Government is directing these higher revenues to tax reduction and debt reduction.

✓	The Government plans to reduce the federal debt by $10 billion this year. This will bring total debt reduction since 2005–06 to over $37 billion, lowering the federal debt burden by about $1,570 per person. The Government will continue to plan on debt reduction of $3 billion in 2008–09 and each year thereafter.

✓	This also means that the target for reducing the debt-to-GDP (gross domestic product) ratio to below 25 per cent will be achieved by 2011–12, three years ahead of the original target date. This will mark the lowest debt burden since the late 1970s.

✓	The Government’s Tax Back Guarantee is ensuring that interest savings resulting from debt reduction are being returned to Canadians in the form of lower personal income taxes. Thanks to achieved and planned debt reduction, the Guarantee will reach $2.5 billion by 2012–13.

✓	At this time of global economic uncertainty, the Government’s strong fiscal position provides Canada with an opportunity that few other countries have—to put in place historic tax reductions that will bolster confidence and encourage investment, while at the same time remaining in a surplus position.

✓	The tax reductions proposed in this Economic Statement total almost $60 billion over this and the next five years. As a result, the federal tax burden, measured by total federal revenues as a share of the economy, will fall to 15.1 per cent by 2011–12, the lowest ratio in nearly 50 years.

✓	The Government is managing spending effectively through the new Expenditure Management System introduced this year, ensuring value for money and keeping program expense growth, on average, below the rate of growth of the economy.

✓	After taking into account the tax and debt reductions proposed in this Statement, the planning surplus is $1.6 billion this year, $1.4 billion next year, $1.3 billion in 2009–10, and then rises to $4.5 billion in 2010–11, $7.2 billion in 2011–12 and $9.8 billion in 2012–13.

Broad-Based Tax Reductions for Canadians
This Economic Statement proposes broad-based tax relief for individuals, families and businesses of almost $60 billion over this and the next five fiscal years. Combined with previous relief provided by this Government, total tax relief over the same period is almost $190 billion.
✓	To improve productivity, employment and prosperity in an uncertain world, a bold, new tax reduction initiative will reduce the general federal corporate income tax rate to 15 per cent by 2012 from its current rate of 22.1 per cent. The general corporate income tax rate will decline by 7.12 percentage points between 2007 and 2012—giving Canada the lowest overall tax rate on new business investment in the Group of Seven (G7) by 2011 and the lowest statutory tax rate in the G7 by 2012.

✓	The Government is seeking the collaboration of the provinces and territories to reach a 25 per cent combined federal-provincial-territorial statutory corporate income tax rate, to make Canada a country of choice for investment.

✓	To support small business, the reduction in the tax rate to 11% for small business, currently scheduled to be reduced in 2009, will be accelerated to January 1, 2008.

✓	The goods and services tax (GST) will be reduced by a further 1 percentage point as of January 1, 2008, fulfilling the Government’s commitment to reduce the GST to 5 per cent.

✓	The GST credit for low- and modest-income Canadians will be maintained at its current level even though the GST rate is being reduced. Maintaining the credit, while reducing the GST rate to 5 per cent from 7 per cent, translates into more than $1.1 billion in benefits annually for low- and modest-income Canadians.

✓	The lowest personal income tax rate will be reduced to 15 per cent from 15.5 per cent, effective January 1, 2007.

✓	The amount that all Canadians can earn without paying federal income tax will be increased to $9,600 for 2007 and 2008, and to $10,100 for 2009.

✓	Together, these two measures will reduce personal income taxes for 2007 by more than $400 for a typical two-earner family of four earning $80,000, and by almost $225 for a single worker earning $40,000.

✓	In order to make businesses even more competitive, it is essential that Employment Insurance rates be reduced for employers and employees. The Employment Insurance Chief Actuary’s 2008 Report forecasts the break-even rate in 2008 will decline by 10 cents per $100 of insurable earnings for employers and 7 cents for employees.

C h a p t e r
Recent Economic Developments And Prospects

Highlights
✓	Notwithstanding weakness in the U.S., economic growth in Canada continues to be strong. Real gross domestic product (GDP) grew 3.4 per cent in the second quarter of 2007, following 3.9 per cent growth in the first quarter.

✓	Private sector forecasters expect real GDP growth of 2.5 per cent in 2007, 2.4 per cent in 2008 and 2.7 per cent in 2009.

✓	The private sector forecast for growth in 2007 is up from the 2.3 per cent forecast at the time of the March 2007 budget, balancing stronger-than-expected GDP growth for the first half of the year and weaker growth in the second half.

✓	As well, GDP inflation has been revised up significantly to 3.3 per cent from 1.5 per cent at the time of the budget.

✓	Stronger-than-expected growth in the first half of 2007 and higher GDP inflation mean that the level of nominal GDP—the broadest measure of the tax base—is now expected to be close to 1.9 per cent higher in 2007 than forecast at the time of the budget.

✓	However, the risks to the Canadian economy are tilted to the downside.
•	A significantly weaker U.S. housing market and tighter credit conditions have added uncertainty to the U.S. economic outlook.

•	The Canadian dollar has traded above parity with the U.S. dollar for the first time in 30 years, due in part to continued increases in commodity prices and generalized U.S.-dollar weakness. This is increasing pressure on our trade sector.
✓	The Government is determined to act from a position of strength to respond to the growing global uncertainties.
Notes: This chapter incorporates data available up to and including October 19, 2007. Figures are at annual rates unless otherwise noted.

Introduction
This chapter reviews recent economic developments and prospects. It first discusses recent developments and the outlook for the U.S. and global economies. Second, it reviews recent economic developments in Canada. Third, it describes the average private sector economic forecast that forms the basis for the Government’s fiscal projections and discusses the risks and uncertainties associated with the economic outlook.
A central conclusion of this chapter is that the Canadian economy is very strong. At the same time, there are a number of global uncertainties. The impact of the rapid rise of the Canadian dollar has yet to be fully realized. Further, the effects of recent turmoil in global financial markets and a declining U.S. housing market continue to pose challenges. These global uncertainties highlight the importance of putting in place measures to alleviate the potential downside risks to the economy.
U.S. and Global Economic Developments and Outlook
Recent U.S. Economic Developments
The U.S. economy has been growing at a moderate pace since the second quarter of 2006, with real GDP growth averaging 2.9 per cent in 2006 and 2.2 per cent in the first half of 2007. This moderate growth masks a significant decline in residential investment, which to date has been offset by ongoing growth in consumer spending and business investment (Chart 1.1).

Recent data suggest that the contraction in U.S. residential investment will be deeper and more prolonged than previously anticipated (Chart 1.2). Housing starts continue to decline, inventory-to-sales ratios remain elevated and house prices are falling.
Over the past year, delinquencies on subprime mortgages have increased significantly (Chart 1.3). This has caused numerous subprime lenders to fail and has resulted in substantial losses for holders of securities backed by subprime mortgages. As a result of these developments, new subprime mortgage originations have virtually come to a halt.
Since August, weakness in the subprime market has spread more broadly to financial markets, leading to a widespread reassessment of risk. Investors have retreated from asset-backed securities, while corporate bond spreads have widened, especially on lower-quality debt. As well, yields on short-term Treasury bills have fallen, reflecting a flight to quality.
In response to the ongoing financial market turbulence and concerns that the sharp contraction in residential investment could have adverse effects on the broader economy, the Federal Reserve cut its target for the fed funds rate by 50 basis points on September 18. In addition, the Federal Reserve and central banks around the world, including the Bank of Canada, took measures to inject liquidity to support the efficient functioning of financial markets.

U.S. Economic Outlook
As a result of developments in U.S. housing and financial markets, there is considerable uncertainty about the outlook for the U.S. economy. The central question is whether the recent cut in the federal funds rate, together with the depreciation of the U.S. dollar, will be sufficient to offset the impact of tighter credit conditions and a weaker housing market.
Overall, private sector forecasters expect economic growth to remain well below trend growth in the second half of 2007 and through most of 2008. For 2007, private sector forecasters expect real GDP to grow by only 1.9 per cent. In 2008, growth is expected to be 2.2 per cent before strengthening to 2.9 per cent in 2009. Relative to forecasts prepared at the time of the March 2007 budget, U.S. economic growth has been revised down by 0.6 percentage points in 2007, 0.7 percentage points in 2008 and 0.4 percentage points in 2009 (Chart 1.4).
Growth in consumer spending is expected to moderate as a result of slower growth in household wealth. Although there are no signs at present, it could slow further if ongoing weakness in the housing market reduces consumer confidence further. Business investment should grow at a solid pace, reflecting the expectation of ongoing profitability, but should be tempered somewhat by higher borrowing costs and increased uncertainty about the economic outlook. For the first time in 11 years, net exports are expected to contribute to growth, reflecting continued strong global demand and reduced U.S. demand for foreign imports. This trade performance has also helped reverse the steady deterioration in the U.S. current account deficit.

Global Economic Outlook
Despite the weakness in the U.S. economy, the global expansion is expected to continue at a solid pace. Overall, robust growth in emerging market economies, including China, is expected to offset a modest slowing of growth in advanced economies. The International Monetary Fund (IMF) expects world real GDP growth (calculated at market exchange rates) to ease from 3.8 per cent in 2006 to 3.5 per cent in 2007 and 3.3 per cent in 2008 (Chart 1.5).1
Japan’s economic recovery was interrupted in the second quarter of this year, as a fall in business investment led to a contraction in the overall economy. Growth in Japan is expected to moderate to 2.0 per cent in 2007 and 1.7 per cent in 2008 from 2.2 per cent in 2006, with consumption and investment being the main drivers of growth, supported by income gains and healthy profits.

1	The IMF reports world real GDP growth on both a market exchange rate and a purchasing power parity (PPP) basis. On a PPP basis, the IMF expects world real GDP growth to ease from 5.4 per cent in 2006 to 5.2 per cent in 2007 and 4.8 per cent in 2008.

The euro zone has expanded at a brisk pace since mid-2006, aided by an upswing in investment (particularly in Germany) and growth in exports. Growth is expected to remain strong as improved job market conditions support household spending, high profitability is expected to boost investment and exports are expected to remain robust. The euro zone is projected to expand by 2.5 per cent in 2007 before easing to 2.1 per cent growth in 2008.
China’s economy continues to grow rapidly and unevenly, led by surging investment and exports but with relatively weak domestic consumption. The IMF expects the Chinese economy to expand by at least 10 per cent in both 2007 and 2008. Consumer price inflation has risen and is projected by the IMF to be 4.5 per cent this year. Growth could exceed expectations if authorities fail to cool the economy through a series of measures, including faster appreciation of the currency and tighter monetary policy. On the downside, with a current account surplus projected to be roughly 12 per cent of GDP in both 2007 and 2008, China’s reliance on the U.S. and global markets remains substantial. As a result, slower growth in the U.S. could weigh on China’s economic outlook.
Canadian Economic Developments
The Canadian economy grew by 3.4 per cent in the second quarter of 2007, following 3.9 per cent growth in the first quarter (Chart 1.6). Strong final domestic demand has supported growth since 2001.

Labour markets remain tight, with more than 280,000 new jobs created to date in 2007. All regions of the country have benefited from this gain (Chart 1.7). These employment gains follow 14 consecutive years of solid employment growth, reducing the unemployment rate to its lowest level in almost 33 years. Employment growth has been particularly strong in B.C., the Prairies and Quebec this year. In Ontario, weakness in the manufacturing sector has been offset by strong growth in the service sector.
Commodity prices have remained at record highs in recent months. Since January 2007, commodity prices measured in U.S. dollars have increased 11 per cent, led by higher energy and agricultural prices (Chart 1.8). West Texas Intermediate crude oil prices traded at a record high of more than US$90 in October, reflecting strong global demand, falling inventories and heightened geopolitical concerns. Agricultural prices have increased 41 per cent since April 2006, reflecting rapid economic growth in many low-income countries; increasing demand for feed-intensive meat products; and greater production of bio-fuels, which has created another source of demand for agricultural commodities. However, natural gas prices are down by about 5 per cent since the first quarter of 2007.

Corporate profits have been supported by strong domestic demand, elevated commodity prices and lower prices for imported inputs. As a result, they remain near their record highs (Chart 1.9).

Strong profits have boosted investment, particularly in the oil and gas sector, which accounts for about one-fifth of total non-residential investment in Canada. Furthermore, the appreciation of the Canadian dollar, which has lowered the costs of imported machinery and equipment (M&E), has boosted M&E investment volumes.
Overall inflation has remained low and stable, although core inflation (which excludes the eight most volatile components of the overall index as well as the effect of indirect taxes) has trended up somewhat over the last two years. In September, total Consumer Price Index (CPI) inflation was 2.5 per cent and core CPI inflation was 2.0 per cent after having remained above the 2 per cent mid-point of the Bank of Canada’s target range since August 2006 (Chart 1.10). This has been due in large part to strong growth in home replacement costs (the current cost of replacing a damaged house), homeowners’ insurance costs and core food prices. Since July 2007, the Bank of Canada has held its policy rate at 4.5 per cent.

Starting in mid-June, but intensifying in August, markets worldwide repriced risk across a broad range of assets, resulting in a sharp fall in liquidity. Major central banks including the Bank of Canada, provided significant amounts of liquidity to their financial systems to maintain their policy interest rates at targeted levels.
Reflecting these developments, borrowing spreads between traditional commercial paper and Government of Canada treasury bills have risen in recent months. The 3-month paper rate reached a high of 5.27 per cent on September 18 from 4.74 per cent on August 1, while 3-month treasury bill rates have dropped significantly, resulting in the 3-month spread increasing to a high of 131 basis points on August 24 (Chart 1.11). Short-term spreads of this magnitude have not been seen in Canada for 26 years. Although spreads in Canada and abroad have recently narrowed, liquidity in money markets remains below historic norms.
The Canadian market for non-bank asset-backed commercial paper (ABCP), which totals about $34 billion, has been particularly affected. Under the Montreal Accord, a pan-Canadian committee representing investors holding securities issued by the affected ABCP conduits is in the process of negotiating a restructuring proposal with the conduits’ counterparties and liquidity providers. On October 15, 2007, the investors’ committee announced an extension to the standstill agreements underlying the Montreal Accord to December 14, 2007. This process should result in an orderly market-based workout of the affected securities.

The Canadian dollar reached parity with the U.S. dollar on September 20—the first time since 1976 (Chart 1.12). The strength of the Canadian dollar partly reflects ongoing gains in the terms of trade (export prices relative to import prices) as rising prices for oil and other commodities have boosted Canadian export prices and the higher dollar has lowered import prices.
However, the recent strength of the dollar cannot be explained by changes in commodity prices alone. Rather, the recent strength in the dollar has also been fuelled by interest rate differentials and the ongoing adjustment to global current account imbalances. Since the beginning of 2002, on a trade-weighted basis, the U.S. dollar has depreciated by over 20 per cent against a broad group of currencies. Over this period, Canada has accounted for more than one-third of the depreciation of the U.S. dollar. The entire euro area accounts for another third of the adjustment, with the rest of the world accounting for the remainder. Canada has clearly borne the brunt of the U.S.-dollar adjustment.

The appreciation of the Canadian dollar is causing significant adjustment to the economy. The higher dollar presents a significant challenge to exporters, in particular to manufacturers, and to domestic producers who compete with foreign producers in the Canadian market. The manufacturing sector has been impacted the most over the past two years, with real output declining by more than 3 per cent and employment declining by more than 130,000 since December 2005.
The manufacturing sector’s share of total output has been declining in all Group of Seven (G7) countries over the past 35 years (Chart 1.13). This long-term trend reflects an ongoing shift in the location of manufacturing activity to low-cost manufacturing countries as well as the increasing importance of the service sector. In Canada, manufacturing’s share of the economy grew solidly between 1993 and 2000, supported by the low Canadian dollar during that period. Since then, the sharp appreciation of the Canadian dollar has put downward pressure on manufacturing exports.
The decline in manufacturing output since the end of 2005 has been particularly pronounced in wood and related products, automobiles and textile industries (Chart 1.14). Manufacturing of wood and related products has experienced a steep drop in output in response to the deterioration of the U.S. housing market since early last year. Production of motor vehicles and parts fell for much of 2006 and in early 2007, reflecting sluggish North American demand for automobiles and restructuring by the Big Three U.S. automakers. The clothing and textile industry continues to be affected by competition from low-cost countries such as China.

The higher dollar also brings with it a number of benefits, which to date have supported a significant increase in Canadians’ standard of living. The first benefit is to lower the price of imported machinery and equipment (M&E), which supports investment. Since early 2002, when the dollar began to appreciate, the price of M&E has declined by 18 per cent. By lowering the cost of imported M&E, the appreciation of the Canadian dollar has helped to boost the volume of M&E investment, which has increased 48 per cent since early 2002, mirroring the increase during the high-tech investment boom (1996–2000). In contrast, investment in equipment and software in the U.S. has grown at a much slower pace since 2002. Recent enhancements to capital cost allowance rates will further support investment in Canada.

The second benefit of the higher dollar is to reduce the price of imported consumer goods. Although it is difficult to isolate the impact of the dollar from other factors such as advancements in technology, the prices of certain imported consumer goods have declined since the Canadian dollar began to appreciate in 2002, especially prices of household appliances and audiovisual equipment (Chart 1.16). As a result, Canadians’ real purchasing power has risen. It is reasonable to expect that competitive pressure will reduce the prices of imported goods in response to the higher dollar.

The same factors that have contributed to the appreciation of the dollar have led to a strong increase in Canadians’ living standards, as measured by real per capita incomes (Chart 1.17).
Canada’s terms of trade (export prices relative to import prices) have increased by 23 per cent since the fourth quarter of 2001. Increases in export prices have been supported by substantially higher prices for commodity exports. At the same time, import prices have been on a strong downward trend due to the significant appreciation of the Canadian dollar and the increased availability of low-cost imports from emerging countries (Chart 1.18). The resulting terms of trade improvement has boosted Canadians’ real per capita incomes by 7.6 per cent since the end of 2001.
As well, an increasing share of income generated in Canada is staying in Canada, while Canadians are also earning more income from other countries. A shift from large government deficits in the early 1990s to surpluses has reduced Canada’s reliance on foreign sources of funds and reduced the resulting outflow of payments to foreigners. The resulting improvement in Canadians’ net international investment income has boosted real per capita income of Canadians by 2.4 per cent since the end of 2001.
Overall, improving terms of trade and net international investment income in Canada have led to real per capita incomes growing almost twice as fast as real per capita output over the past 5 1/2 years.

Private Sector Economic Forecasts
The Department of Finance surveys private sector economic forecasters on a quarterly basis. The economic forecasts reported here incorporate economic data through October. The average of private sector forecasts forms the basis for economic assumptions that underlie the fiscal projections reported in the next chapter.
Short-Term Outlook
Since the March 2007 budget, real GDP growth and GDP inflation (which is measured as the change in the average price of goods and services produced in Canada) have been stronger than expected (Chart 1.19). At the time of the budget, forecasters expected real GDP growth to average 2.6 per cent in the first half of the year, a full percentage point below actual growth.

GDP inflation in the first half of 2007 was four times higher than expected at the time of the budget. This occurred because of continued gains in Canada’s terms of trade as well as higher consumer prices. GDP inflation was further boosted by one-time government payments relating to the Quebec pay equity settlement and pension payments by the Newfoundland and Labrador government.
However, for the second half of 2007 and through 2008 and 2009, private sector forecasters now expect nominal GDP growth to be lower than forecast at the time of the 2007 budget (Chart 1.20).
Forecasters now anticipate real GDP growth of 2.4 per cent in 2008 and 2.7 per cent in 2009, down from 2.9 and 3.1 per cent, respectively, in the budget forecast. The downward revision to the growth outlook primarily reflects weaker U.S. growth, due to unexpected sustained weakness in the U.S. housing market, the impact of a stronger dollar on the export sector as well as the effects of ongoing financial market uncertainty.

Private sector forecasters have sharply revised upward their forecast for GDP inflation in 2007 to 3.3 per cent from 1.5 per cent in the budget. Fcorecasters expect GDP inflation to ease to 2.4 per cent in 2008, moderately higher than anticipated at the time of the budget, and to 2.0 per cent in 2009, as anticipated in the budget.
As a result, nominal GDP is projected to grow 5.9 per cent this year and 4.8 per cent in 2008, compared to 3.9 per cent and 5.0 per cent, respectively, in the budget forecast. Private sector forecasters expect nominal GDP growth of 4.7 per cent in 2009, down from 5.2 per cent anticipated at the time of the budget. Relative to the private sector forecast presented in the budget, the level of nominal GDP is now expected to be close to $29 billion higher in 2007, $27 billion higher in 2008 and $20 billion higher in 2009 (Chart 1.21).
Short-term interest rates are expected to average 4.2 per cent in 2007 and 4.4 per cent in 2008, 20 basis points higher than the budget forecast. Private sector forecasters expect that short-term rates will then rise somewhat, averaging 4.7 per cent in 2009 compared to 4.3 per cent forecast at the time of the budget.

Private sector forecasters expect Canadian long-term interest rates to average 4.3 per cent in 2007 and 4.6 per cent in 2008—modestly higher than they had forecast in the budget. For 2009, private sector forecasters expect long-term interest rates to average 5.0 per cent, down slightly from their budget forecast.
Private sector forecasters expect the Canada-U.S. exchange rate to average close to 92 U.S. cents in 2007, consistent with a level of approximately 97 U.S. cents over the remainder of this year. Forecasters expect the exchange rate to remain close to this level in 2008 and 2009.
Forecasters expect the Canadian labour market to remain healthy. The unemployment rate is expected to average 6.1 per cent in 2007 and 6.2 per cent in both 2008 and 2009, modestly below levels anticipated at the time of the budget.
Medium-Term Outlook
Private sector forecasters have not significantly changed their medium-term economic outlook since the budget. Real GDP growth is expected to average 2.8 per cent from 2010 to 2012. Nominal GDP growth is projected to average 4.4 per cent over the period, moderately lower than the budget forecast, reflecting lower GDP inflation. Short- and long-term interest rates are expected to average 4.6 per cent and 5.0 per cent, respectively, over the medium term. The unemployment rate is expected to remain near current levels over the 2010 to 2012 period.

Table 1.1
Private Sector Forecasts for 2007–2012

				Average
	2007	2008	2009	2010–2012
	(per cent, unless otherwise indicated)
Real GDP growth
March 2007 budget	2.3	2.9	3.1	2.8
Economic Statement	2.5	2.4	2.7	2.8
GDP inflation
March 2007 budget	1.5	2.0	2.0	1.9
Economic Statement	3.3	2.4	2.0	1.6
Nominal GDP growth
March 2007 budget	3.9	5.0	5.2	4.7
Economic Statement	5.9	4.8	4.7	4.4
Nominal GDP level ($ billions)
March 2007 budget [1]	1,503	1,578	1,660	n/a
Economic Statement	1,532	1,605	1,680	n/a
3-month treasury bill rate
March 2007 budget	4.2	4.2	4.3	4.5
Economic Statement	4.2	4.4	4.7	4.6
10-year government bond rate
March 2007 budget	4.1	4.5	5.2	5.4
Economic Statement	4.3	4.6	5.0	5.0
Unemployment rate
March 2007 budget	6.3	6.4	6.3	6.2
Economic Statement	6.1	6.2	6.2	6.0
U.S. real GDP growth
March 2007 budget	2.5	2.9	3.3	2.9
Economic Statement	1.9	2.2	2.9	2.8

[1]	Nominal GDP levels have been adjusted to reflect May 2007 revisions to Canada’s National Income and Expenditure Accounts.
Sources: March 2007 and October 2007 Department of Finance surveys of private sector forecasters.

Risks and Uncertainties
The risks to the Canadian economic outlook are tilted to the downside. The main risks to the outlook are the potential for a weaker U.S. economy and a higher-than-expected Canadian dollar. There are also modest upside risks to the Canadian outlook. Consumer and business spending could be stronger and residential investment may not slow as expected, given continued strong income and profits.
The Government is determined to act to respond to the growing global uncertainties and help secure the current strength of the economy for the future. This requires long-term structural measures to deal with the competitive challenges facing the economy.
Weaker U.S. and Global Growth
Private sector forecasters expect a significant further contraction in the U.S. housing market, which could put further pressure on U.S. house prices and household finances, resulting in a larger impact on U.S. consumer spending than was previously expected. A weaker U.S. outlook would reduce demand for Canadian exports destined for U.S. markets. As well, it is possible that the U.S. housing market could deteriorate even more than expected.
Moreover, there is a risk that recent turbulence in global financial markets could be prolonged, resulting in higher business and consumer borrowing costs, reduced credit availability and weaker consumer and business confidence. This would negatively impact both consumer spending and business investment in the U.S. and globally, although the impact on the U.S. would likely be greater given the already-weakened state of its economy. These developments would have negative implications for Canadian growth in addition to somewhat tighter domestic credit conditions.
Exchange Rate
Based on the private sector forecast, the dollar is projected to depreciate to 96 U.S. cents in 2008 and 95 U.S. cents in 2009. This is well below the current trading level of the dollar. If the Canadian dollar were to remain close to recent trading levels, this would pose a downside risk to the trade sector and to overall economic growth. Further, recent increases of the dollar may reflect generalized U.S.-dollar weakness and speculative sentiment toward the Canadian dollar rather than domestic fundamentals.

C h a p t e r
Fiscal Projections

Highlights
✓	The strength of the economy over the first half of 2007 has bolstered revenue growth and improved the overall fiscal position of the Government.

✓	The Government is directing these higher revenues to tax reduction and debt reduction.

✓	The Government plans to reduce the federal debt by $10 billion this year. This will bring total debt reduction since 2005–06 to over $37 billion, lowering the federal debt burden by about $1,570 per person. The Government will continue to plan on debt reduction of $3 billion in 2008–09 and each year thereafter.

✓	This also means that the target for reducing the debt-to-GDP (gross domestic product) ratio to below 25 per cent will be achieved by 2011–12, three years ahead of the original target date. This will mark the lowest debt burden since the late 1970s.

✓	The Government’s Tax Back Guarantee is ensuring that interest savings resulting from debt reduction are being returned to Canadians in the form of lower personal income taxes. Thanks to achieved and planned debt reduction, the Guarantee will reach $2.5 billion by 2012–13.

✓	At this time of global economic uncertainty, the Government’s strong fiscal position provides Canada with an opportunity that few other countries have—to put in place historic tax reductions that will bolster confidence and encourage investment, while at the same time remaining in a surplus position.

✓	The tax reductions proposed in this Economic Statement total almost $60 billion over this and the next five years. As a result, the federal tax burden, measured by total federal revenues as a share of the economy, will fall to 15.1 per cent by 2011–12, the lowest ratio in nearly 50 years.
✓	The Government is managing spending effectively through the new Expenditure Management System introduced this year, ensuring value for money and keeping program expense growth, on average, below the rate of growth of the economy.
✓	After taking into account the tax and debt reductions proposed in this Statement, the planning surplus is $1.6 billion this year, $1.4 billion next year, $1.3 billion in 2009–10, and then rises to $4.5 billion in 2010–11, $7.2 billion in 2011–12 and $9.8 billion in 2012–13.

Approach to Budget Planning and Fiscal Forecasting
The Government’s approach to budget planning involves a number of important elements.
•	The Government plans on reducing the federal debt by $10 billion in 2007–08 and $3 billion in each year thereafter. Interest savings from federal debt reduction will be dedicated to permanent and sustainable personal income tax reductions through the Government’s Tax Back Guarantee.
•	Any unplanned surpluses will be used to reduce federal debt, with the resulting interest savings directed towards further personal income tax reductions.
The economic assumptions that underlie the Government’s fiscal projections are based on the average of private sector forecasts.
While the Government’s projection is the basis for fiscal planning, the fiscal projections of four private sector organizations are presented separately, allowing a comparison between different views on the fiscal outlook. The four private sector organizations used their own economic assumptions to prepare their fiscal projections. Private sector projections are presented for the current and next five years.

Changes in the Fiscal Outlook Since the March 2007 Budget
Table 2.1 shows the changes to the Government’s fiscal position as a result of economic and fiscal developments since the March 2007 budget. The Government’s fiscal situation is now significantly stronger than projected at the time of the budget. This is primarily due to the recent unexpected strength of the economy, which is increasing revenues.
Table 2.1
Summary of Changes in the Fiscal
Outlook Since the March 2007 Budget

	Actual	Projection
	2006–07	2007–08	2008–09
	(billions of dollars)

March 2007 budget underlying surplus	9.2	3.3	3.0
Impact of economic and fiscal developments
Budgetary revenues
Personal income tax	-1.2	1.8	2.3
Corporate income tax	2.7	5.2	4.0
Other income tax	-0.5	1.2	1.2
Goods and services tax	0.8	1.6	2.1
Other revenues	1.8	2.2	2.0

Total revenues	3.7	12.0	11.6

Program expenses[1]

Major transfers to persons	0.2	0.1	-0.4
Major transfers to other levels of government	0.4	0.0	-0.1
Direct program expenses	0.1	1.1	-0.3

Total program expenses	0.7	1.3	-0.8
Public debt charges	0.2	-0.2	0.0
Total economic and fiscal developments	4.6	13.1	10.8

Measures announced in this Economic Statement (Table 2.2)		-4.8	-9.4

Revised underlying surplus	13.8	11.6	4.4
Planned debt reduction		-10.0	-3.0

Planning surplus		1.6	1.4

[1]	A positive number implies a decrease in spending and an improvement in the budgetary balance. A negative number implies an increase in spending and a deterioration in the budgetary balance.
Note: Totals may not add due to rounding.

In Budget 2007, the underlying surplus was estimated at $9.2 billion for 2006–07, $3.3 billion for 2007–08 and $3.0 billion for 2008–09. The final budgetary surplus for 2006–07, at $13.8 billion, was larger than expected, primarily because of higher-than-expected corporate income tax revenues.
Revenues are projected to be $12.0 billion higher in 2007–08 and $11.6 billion higher in 2008–09. Corporate income tax revenues, which represent about 16 per cent of total revenues, account for 35 to 45 per cent of the upward revision to the revenue projections. Projections for personal income tax, other income tax and goods and services tax (GST) revenues have also been revised upward significantly. All other revenues are expected to be $2.2 billion higher in 2007–08 and $2.0 billion higher in 2008–09 than projected in the budget.
Program expenses are expected to be $1.3 billion lower in 2007–08 than projected in the budget, largely reflecting lower-than-expected departmental spending. Higher spending in 2008–09 largely reflects the impact of higher inflation in 2007, which pushes up the cost of statutory transfers to individuals.
At this time of global economic uncertainty, the Government is acting to bolster confidence and encourage investment by providing tax reduction measures totalling nearly $60 billion. These include:
•	Reducing the general corporate income tax rate to 15 per cent by 2012.
•	Reducing the small business tax rate to 11 per cent, effective January 2008, one year earlier than previously announced.
•	Reducing the GST rate from 6 per cent to 5 per cent, effective January 1, 2008.
•	Reducing the lowest federal personal income tax rate from 15.5 per cent to 15 per cent, effective January 2007.
•	Increasing the basic personal amount to $9,600 in both 2007 and 2008.
The cost of these measures over the current and next five fiscal years is summarized in Table 2.2.
Taken together, the impact of economic and fiscal developments since the March 2007 budget as well as measures announced in this Economic Statement and planned debt reductions result in a planning surplus of $1.6 billion in 2007–08 and $1.4 billion in 2008–09.

Table 2.2
Proposed Tax Reductions

	2007–08	2008–09	2009–10	2010–11	2011–12	2012–13	Total

	(billions of dollars)
Business competitiveness
Reduce general corporate tax rate[1]		1.3	1.6	1.7	3.4	6.1	14.1
Accelerate small business rate reduction		0.2	0.1				0.3

Total		1.5	1.7	1.7	3.4	6.1	14.4

Tax relief for individuals and families
GST reduced to 5%[2]	1.4	6.0	6.3	6.6	6.8	7.1	34.2
Reduce 15.5% rate to 15%	1.6	1.3	1.3	1.4	1.4	1.5	8.4
Increase to basic personal amount[3]	1.9	0.6					2.5

Total	4.8	7.9	7.6	7.9	8.2	8.6	45.0

Total proposed tax reductions	4.8	9.4	9.3	9.7	11.6	14.7	59.4

Note: Totals may not add due to rounding.
[1]	For federal corporate income tax rates, see Table 3.2, “General Federal Corporate Income Tax Rate Reductions.”

[2]	Costs include adjustments to tobacco excise duties.

[3]	This represents costs of accelerating previously legislated increases.

Tax Back Guarantee
•	To ensure that Canadians benefit directly from reductions in the federal debt, Budget 2007 legislated the Tax Back Guarantee. Under the Guarantee, the Government dedicates the effective interest savings from debt reduction each year to permanent and sustainable personal income tax reductions.
•	The Government plans to reduce the federal debt by $10 billion in 2007–08. As a result, the total debt reduction since 2005–06 is now over $37 billion. From 2008–09, the Government is planning on reducing the debt by $3 billion annually.
•	The additional interest savings secured since the 2007 budget amount to $1.2 billion annually by 2012–13, bringing the total value of tax relief provided under the Tax Back Guarantee to $2.5 billion annually. This additional Tax Back Guarantee will be directed to help fund the personal income tax reductions set out in this Economic Statement.
•	This means that $2.5 billion each year is not going to interest payments, but rather back to Canadian taxpayers.
Tax Back Guarantee

	2007–08	2008–09	2009–10	2010–11	2011–12	2012–13

	(billions of dollars)
Budget 2007	1.1	1.3	1.3	1.3	1.3	1.3
Additional interest savings		0.6	0.8	0.9	1.1	1.2

Total Tax Back Guarantee	1.1	1.9	2.1	2.2	2.4	2.5

Note: The effective interest savings resulting from debt reduction will be calculated as the annual reduction in federal debt multiplied by the average effective interest rate on the Government’s unmatured debt, currently 5.1 per cent. Additional interest savings include savings from the additional debt reduction of $5 billion in 2006–07, $7 billion in 2007–08, and the planned debt reduction of $3 billion annually starting in 2008–09.

Summary of Fiscal Projections
Table 2.3 summarizes the Government’s fiscal projections for the current and next five fiscal years, taking into account the cost of the tax measures announced in this Economic Statement. The underlying surplus is projected to be $11.6 billion in 2007–08, $4.4 billion in 2008–09 and $4.3 billion in 2009–10. It rises to $7.5 billion in 2010–11, $10.2 billion in 2011–12 and $12.8 billion in 2012–13.
The Government plans to reduce the debt by $10 billion in 2007–08. Thereafter, it will plan to reduce the debt by $3 billion in each year as set out in Budget 2007.
Table 2.3
Summary Statement of Transactions
(Including Measures Announced in This Economic Statement)

	Actual	Projection
	2006–07	2007–08	2008–09	2009–10	2010–11	2011–12	2012–13

	(billions of dollars)
Budgetary revenues	236.0	243.9	245.8	255.4	266.7	277.8	288.9
Program expenses	188.3	198.4	207.6	217.0	225.1	233.7	242.9
Public debt charges	33.9	34.0	33.7	34.2	34.0	33.9	33.3
Total expenses	222.2	232.3	241.4	251.1	259.2	267.6	276.2
Underlying surplus	13.8	11.6	4.4	4.3	7.5	10.2	12.8

Planned debt reduction		10.0	3.0	3.0	3.0	3.0	3.0

Planning surplus[1]		1.6	1.4	1.3	4.5	7.2	9.8

Federal debt[2]	467.3	457.3	454.3	451.3	448.3	445.3	442.3

Per cent of GDP[3]
Budgetary revenues	16.3	15.9	15.3	15.2	15.2	15.1	15.1
Program expenses	13.0	13.0	12.9	12.9	12.8	12.7	12.7
Public debt charges	2.3	2.2	2.1	2.0	1.9	1.8	1.7
Total expenses	15.4	15.2	15.0	14.9	14.7	14.6	14.4
Federal debt	32.3	29.9	28.3	26.9	25.5	24.3	23.1

Note: Totals may not add due to rounding.
[1]	The remaining surplus of $1.6 billion in 2007–08 will be used to reduce federal debt or fund priorities.

[2]	Based on planned debt reduction.

[3]	Per cent of GDP calculations do not include the commitment to dedicate interest savings to personal income tax reductions.

Tax Burden Declines Due to Tax Relief Measures
One perspective on movements in tax revenues can be obtained by examining the revenue ratio—total revenues collected by the federal government in relation to total income in the economy (GDP). This ratio can be thought of as a proxy for the overall federal “tax burden” imposed on the economy.
The revenue ratio is projected to decline from 16.3 per cent in 2006–07 to 15.1 per cent by 2011–12—its lowest level in nearly 50 years—reflecting the impact of tax reduction measures announced in Budget 2006, the October 2006 Tax Fairness Plan, Budget 2007 and this Economic Statement.

Program Expense-to-GDP Ratio to Decline
As shown in Chart 2.2, program expenses as a share of GDP rose rapidly between 2000–01 and 2004–05. This trend was reversed in 2005–06, and program expenses are projected to remain slightly below 13 per cent of GDP for the next two years, with the program expense-to-GDP ratio falling to 12.7 per cent in 2011–12.
The Government is committed to limiting program expense growth, on average, to below the rate of nominal growth of the economy over the medium term. Overall program spending is projected to increase 5.4 per cent this year and on average 4.1 per cent annually over the remainder of the planning period.

Within this spending, transfers to persons, including elderly, children’s and Employment Insurance benefits, are projected to grow on average 3.9 per cent annually over the planning period.
Major transfers to other levels of government are projected to grow 4.7 per cent per year on average over the planning period, funding a comprehensive plan that restores fiscal balance. These transfers are now on a long-term principles-based footing.
Direct program expenses are expected to grow 4.4 per cent per year on average over the planning period, funding important investments in infrastructure, the Canada First Defence Strategy and other priorities.

Debt-to-GDP Ratio on Track to 25-Per-Cent Target by 2011–12
The Government is planning on reducing the federal debt by $10 billion in 2007–08. This will bring total debt reduction since 1996–97 to over $105 billion, with over 35 per cent ($37.4 billion) taking place in the last three years.
The federal debt-to-GDP ratio, which measures the debt in relation to the size of the economy, stood at 32.3 per cent in 2006–07, its lowest level since 1981–82. Taking into account planned debt reduction, along with the projected growth of the economy, the debt-to-GDP ratio is expected to fall to below 25 per cent in 2011–12, three years ahead of the original target and its lowest level since the late 1970s.
As set out in Advantage Canada, the Government believes that we should aim, as a country, to eliminate Canada’s total government net debt by 2021. Canadian governments remain on track to achieve this objective.

Canada Has the Best Fiscal Situation in the G7
According to the most recent projections from the Organisation for Economic Co-operation and Development (OECD), Canada is again expected to be the only Group of Seven (G7) country in surplus in 2007 and 2008. The OECD forecasts Canada’s surplus at 0.8 and 0.7 per cent of GDP in 2007 and 2008 respectively, compared to an expected average deficit of about 2.3 per cent of GDP in all G7 countries during that time.

Outlook for Budgetary Revenues
Table 2.4
Revenue Outlook

	Actual	Projection
	2006–	2007–	2008–	2009–	2010–	2011–	2012–
	2007	2008	2009	2010	2011	2012	2013

	(millions of dollars)
Tax revenues

Income tax
Personal income tax	110,477	113,485	121,280	127,825	135,645	143,375	152,170
Corporate income tax	37,745	41,530	37,860	38,045	39,025	39,260	38,260
Other income tax	4,877	5,860	5,915	5,895	5,695	5,695	5,710

Total income tax	153,099	160,880	165,055	171,765	180,365	188,330	196,140

Excise taxes/duties
Goods and services tax	31,296	30,300	27,400	28,635	30,020	31,235	32,430
Customs import duties	3,704	4,070	4,265	4,500	4,715	4,980	5,215
Other excise taxes/duties	10,317	10,080	10,185	10,085	9,700	9,695	9,825

Total excise taxes/duties	45,317	44,450	41,845	43,220	44,435	45,910	47,470

Total tax revenues	198,416	205,330	206,905	214,985	224,800	234,240	243,610

Employment Insurance premium revenues	16,789	16,490	16,470	17,005	17,460	18,030	18,755

Other revenues	20,761	22,075	22,410	23,410	24,430	25,540	26,540

Total budgetary revenues	235,966	243,895	245,780	255,400	266,695	277,810	288,905

Per cent of GDP
Personal income tax	7.6	7.4	7.6	7.6	7.7	7.8	8.0
Corporate income tax	2.6	2.7	2.4	2.3	2.2	2.1	2.0
Goods and services tax	2.2	2.0	1.7	1.7	1.7	1.7	1.7
Total tax revenues	13.7	13.4	12.9	12.8	12.8	12.8	12.7
Employment Insurance premium revenues	1.2	1.1	1.0	1.0	1.0	1.0	1.0
Other revenues	1.4	1.4	1.4	1.4	1.4	1.4	1.4
Total	16.3	15.9	15.3	15.2	15.2	15.1	15.1

Note: Totals may not add due to rounding.

Table 2.4 sets out the Government’s projection for budgetary revenues. Taking into account the measures announced in this Economic Statement (see Table 2.2), budgetary revenues are expected to grow by 3.4 per cent in 2007–08 and by 0.8 per cent in 2008–09. Revenue growth is projected to average about 4.1 per cent starting in 2009–10. Over the planning period, revenues are expected to grow by less than growth in the overall economy. As a result, the revenue-to-GDP ratio is projected to fall from 16.3 per cent in 2006–07 to 15.1 per cent for 2012–13.
Personal income tax revenues—the largest component of budgetary revenues—are projected to increase by $3 billion, or 2.7 per cent, to $113 billion in 2007–08. This is much lower than the 6.3-per-cent projected growth in the personal income tax base, reflecting the impact of the increase in the basic personal amount and the reduction in the lowest personal income tax rate, announced in this Statement, as well as tax relief introduced in Budget 2007 and the October 2006 Tax Fairness Plan. Starting in 2008–09, personal income tax revenues increase somewhat faster than growth in GDP, reflecting the progressive nature of the income tax system combined with real income gains.
Recent growth in corporate income tax revenues has been well in excess of growth in profits. This likely reflects a decline in pools of losses and credits from prior periods available to apply against corporate tax liabilities. Detailed data to confirm whether or not these factors occurred will only become available with a two-year lag. Corporate income tax revenues, which grew 19 per cent in 2006–07, are expected to increase 10 per cent, to $41.5 billion, in 2007–08. Over the planning period, two primary factors affect the projection of corporate income tax receipts: ongoing growth in profits and tax relief measures. In 2008–09, in particular, corporate income tax revenues are projected to decline by 8.8 per cent, reflecting the reduction in the general corporate income tax rate, the elimination of the corporate surtax and the acceleration of the 1-percentage-point reduction in the small business rate, all effective January 1, 2008.
Other income tax revenues—largely withholding taxes levied on nonresidents—are expected to increase by 20.2 per cent to $5.9 billion in 2007–08, reflecting strong collections through the first five months of 2007–08. Other income tax revenues are projected to remain relatively flat in 2008–09 and then decline in 2009–10 and 2010–11, reflecting the impact of the elimination of the withholding tax in respect of both arm’s-length interest and non-arm’s length interest with the U.S., implemented by the Canada-U.S. Tax Treaty, and the Budget 2007 initiative to eliminate the withholding tax in respect of arm’s-length interest paid to lenders resident in other countries.

GST revenues are expected to decline by 3.2 per cent to $30.3 billion in 2007–08, primarily reflecting the reduction in the GST rate to 5 per cent beginning on January 1, 2008. GST revenues are projected to decline further, by 9.6 per cent in 2008–09, once the full cost of the reduction in the GST rate to 5 per cent is fully reflected. GST revenues are projected to grow in line with the taxable consumption base starting in 2009–10.
Customs import duties are projected to increase 9.9 per cent to $4.1 billion in 2007–08, consistent with strong growth through the first five months of 2007–08. Over the remainder of the planning period, customs import duties are projected to grow at an average rate of about 5 per cent.
Other excise taxes and duties are projected to decline by 2.3 per cent in 2007–08, to $10.1 billion, after an increase of 5.2 per cent in 2006–07. The increase in 2006–07 largely reflected the introduction of an export charge on softwood lumber exports to the U.S. effective October 12, 2006, consistent with the Canada-United States Softwood Lumber Agreement, as well as a one-time charge on returned duty deposits under the Agreement. Other excise taxes and duties are projected to continue to decline, on average, over the remainder of the planning period.
Employment Insurance (EI) premium revenues are expected to decline 1.8 per cent to $16.5 billion in 2007–08, reflecting the decline in the premium rate from $1.87 to $1.80 per $100 of insurable earnings effective January 1, 2007. Consistent with the EI premium rate-setting mechanism, implemented in 2005, EI premiums are assumed to match projected EI program costs from 2008 to 2013. The projection assumes that the EI premium rate is reduced to $1.73 per $100 of insurable earnings in 2008. Accordingly, the rate for employers is assumed to drop by 10 cents per $100 of insurable earnings in 2008. These are the rates forecast by the Chief Actuary to generate just enough premium revenue in 2008 to cover the projected payments during the year.
Other revenues include those of consolidated Crown corporations, net gains/losses from enterprise Crown corporations, foreign exchange revenues, returns on investments and proceeds from the sales of goods and services. These revenues are volatile, owing partly to the impact of exchange rate movements on the Canadian-dollar value of foreign-denominated interest-bearing assets and to net gains/losses from enterprise Crown corporations. In 2007–08, other revenues are expected to increase by 6.3 per cent to $22.1 billion.

Outlook for Program Expenses
Table 2.5
Program Expenses Outlook

	Actual	Projection
	2006–	2007–	2008–	2009–	2010–	2011–	2012–
	2007	2008	2009	2010	2011	2012	2013
	(millions of dollars)
Major transfers to persons
Elderly benefits	30,284	32,030	33,590	35,090	36,685	38,505	40,545
Employment Insurance (EI) benefits[1]	14,084	14,495	15,100	15,590	16,015	16,530	17,195
Children’s benefits	11,214	11,880	11,955	12,040	12,130	12,220	12,325

Total	55,582	58,405	60,650	62,720	64,825	67,255	70,065
Major transfers to other levels of government
Federal transfers in support of health and social programs	28,640	31,315	33,190	35,105	36,865	38,720	40,675
Fiscal arrangements[2]	13,066	14,465	14,770	15,385	16,025	16,675	17,320
Clean Air and Climate Change Trust Fund	1,519
Patient Wait Times Guarantee Trust	612
Transition Trust	614
Alternative Payments for Standing Programs	-3,177	-3,085	-3,235	-3,405	-3,610	-3,850	-4,115
Early learning and child care	650
Canada’s cities and communities	590	800	1,000	2,000	2,000	2,000	2,000

Total	42,514	43,495	45,725	49,085	51,280	53,545	55,880

Direct program expenses	90,173	96,465	101,255	105,165	109,040	112,895	116,940

Total program expenses	188,269	198,365	207,625	216,970	225,145	233,695	242,880

Per cent of GDP
Major transfers to persons	3.8	3.8	3.8	3.7	3.7	3.7	3.7
Major transfers to other levels of government	2.9	2.8	2.8	2.9	2.9	2.9	2.9
Direct program expenses	6.2	6.3	6.3	6.3	6.2	6.2	6.1
Total program expenses	13.0	13.0	12.9	12.9	12.8	12.7	12.7

Note: Totals may not add due to rounding.
[1]	EI benefits include regular EI benefits, sickness, maternity, parental, compassionate care, fishing and work-sharing benefits, and employment benefits and support measures. These represent 90 per cent of total EI program expenses. The remaining EI program costs (amounting to $1.7 billion in 2006–07) relate to administration costs.

[2]	Fiscal arrangements include Equalization, Territorial Formula Financing, the Youth Allowances Recovery and statutory subsidies.

Table 2.5 provides an overview of the Government’s projections for program expenses. Program expenses are expected to grow by $10.1 billion, or 5.4 per cent, in 2007–08. Growth is expected to average 4.1 per cent over the remainder of the planning period.
Program expenses consist of three major components: major transfers to persons, major transfers to other levels of government and direct program expenses.
Major transfers to persons consist of elderly, EI and children’s benefits.
•	Elderly benefits are projected to grow by $1.7 billion, or 5.8 per cent, to $32 billion in 2007–08, reflecting the $18-per-month increase in the Guaranteed Income Supplement in January 2007. In the following five years, elderly benefits are projected to grow by an average of 4.8 per cent per year, reflecting the growth in the elderly population and changes in consumer prices, to which benefits are fully indexed.
•	EI benefits are projected to increase by 2.9 per cent to $14.5 billion in 2007–08 and by 3.5 per cent on average over the following five years. This growth is due to the indexation of maximum insurable earnings to the growth in the average industrial wage, which results in growth in the maximum weekly benefit. The projections are based on the average private sector outlook, under which the number of unemployed remains relatively stable.
•	Children’s benefits, which consist of the Canada Child Tax Benefit (CCTB) and the Universal Child Care Benefit (UCCB), are expected to rise by $0.7 billion to $11.9 billion in 2007–08, reflecting the introduction of the UCCB in July 2006. Starting in 2008–09, the growth in children’s benefits is largely determined by the growth in the number of children, in addition to changes in consumer prices, to which the CCTB is indexed.

Major ongoing transfers to other levels of government are projected to increase by $4.4 billion or 11.2 per cent in 2007–08 (see Chart 2.5), reflecting a $2.7-billion increase in transfers in support of health and social programs and a $1.4-billion increase in fiscal arrangements. Once one-time transfers are taken into account, major transfers in 2007–08 are projected to be $1.0 billion, or 2.3 per cent, higher than in 2006–07. The one-time payments in 2006–07 total $3.4 billion and are in support of clean air and climate change, patient wait times, post-secondary education and training, and early learning and child care.
Over the next five years, major transfers to other levels of government are projected to increase from $43.5 billion in 2007–08 to $55.9 billion in 2012–13, averaging 5.1-per-cent growth per year.

This growth reflects the impact of rising transfers for health, Equalization and Territorial Formula Financing, as well as growing support for cities and communities. Revised Equalization figures for 2008–09 are based on data available at the time the forecast was prepared, and include the impact of recently announced measures related to the implementation of Budget 2007. Final estimates for 2008–09 Equalization entitlements will be released in December 2007. As the data required to calculate Equalization payments for 2009–10 to 2012–13 is not yet available, it is assumed that Equalization will grow at the rate of growth in the private sector forecast of nominal GDP, adjusted for changes in the share of recipient provinces’ population. Estimates of Equalization entitlements for those years will be made once the required data becomes available.
Direct program expenses include expenses for National Defence, Crown corporations, transfers administered by departments (for example, transfers for farm income support and Aboriginal programming) and departmental operating costs. In 2006–07, direct program expenses increased by 10.3 per cent largely as a result of one-time accrual adjustments for public sector pension liability and a change in the creditworthiness of outstanding tax debts owed to the Government. For 2007–08, the total amount of direct program expenses is $1.1 billion lower than expected at the time of the budget, reflecting tight control over the implementation of programs announced in previous budgets. Direct program expenses are expected to grow on average by 3.9 per cent over the following five years.

Private Sector Five-Year Fiscal Projections
To provide context for the Government’s fiscal projections, four private sector organizations developed their own fiscal projections. The four organizations are the Conference Board of Canada, the Institute for Policy Analysis of the University of Toronto, Global Insight and the Centre for Spatial Economics.
The four private sector organizations prepared their fiscal projections based on their own individual economic forecasts and information publicly available as of the end of September. The forecasts for direct program expenses and transfers to other levels of government were provided by the Department of Finance. In preparing its fiscal projections, the Government had access to financial results for August and partial revenue results for September 2007, which were not available to the four private sector organizations when they completed their projections.
In addition, the private sector projections were adjusted to reflect the cost of measures proposed in this Economic Statement, which rise from $4.8 billion in 2007–08 to $14.7 billion in 2012–13 (Table 2.2). While these adjustments do not have an impact on the variation among the private sector projections, they lower the projected surplus levels.

The range of the private sector projections is larger than in the past. The range between the lowest and highest projection is $4.2 billion in the first year of the planning period and increases to $14.9 billion by 2012–13. This range is considerably higher than that presented in the 2006 Economic and Fiscal Update, when the high point of the range was only $3.5 billion by the final year of the projection. The significant range between projections in this Economic Statement reflects differences in both forecasts of GDP growth and the rate at which growth in GDP translates into tax revenues.
The range in the private sector fiscal forecasts provides an example of the uncertainty around the economic and fiscal forecasts. Small changes in revenues and expenses can lead to significant changes in the Government’s budgetary balance. For example, if both revenues and expenses differ by 1 per cent from what was projected, the impact on the Government’s budgetary balance would be $4.6 billion.
Chapter 1 describes the risks to the economic forecast. Changes in economic conditions have a direct impact on the Government’s budgetary balance. In addition, the translation of economic developments into changes in spending and tax revenues includes a degree of uncertainty. The following two sections provide an overview of the sensitivity of the fiscal situation to both of these sources of uncertainty.
Table 2.6
Private Sector Projections of Underlying Surplus on
a Public Accounts Basis

	2007–	2008–	2009–	2010–	2011–	2012–
	2008	2009	2010	2011	2012	2013
	(billions of dollars)
Conference Board of Canada	15.3	10.8	11.8	14.2	15.9	17.2
University of Toronto	11.5	2.4	0.7	2.3	3.0	2.3
Global Insight	11.0	2.8	2.6	3.9	5.4	5.0
Centre for Spatial Economics	13.6	7.7	6.0	8.3	11.5	14.1
Range of private sector projections	4.2	8.4	11.1	11.9	13.0	14.9
Average of private sector projections	12.9	5.9	5.3	7.2	8.9	9.7
Government of Canada projection based on private sector economic assumptions	11.6	4.4	4.3	7.5	10.2	12.8
Difference between Government of Canada projection and the average private sector projection	-1.3	-1.5	-1.0	0.4	1.3	3.1

Sensitivity of the Budget Balance to Economic Shocks
Changes in economic assumptions affect the projections for revenues and expenses. The following tables illustrate the sensitivity of the budgetary balance to a number of economic shocks:
•	A one-year, 1-per-cent decrease in real GDP driven equally by lower productivity and employment growth.
•	A decrease in nominal GDP resulting solely from a one-year, 1-per-cent decrease in the GDP deflator.
•	A sustained 100-basis-point decrease in all interest rates.
These sensitivities are generalized rules of thumb that assume any decrease in economic activity is proportional across income and expenditure components. EI premium rates are assumed to be fixed during the first calendar year in which the shock occurs, and to adjust for subsequent years, such that EI revenues exactly offset program expenses, consistent with legislation governing EI rate setting. Equal and opposite impacts would result from an increase of equal magnitude in real or nominal GDP growth and interest rates.

Table 2.7
Estimated Impact of a One-Year, 1-Per-Cent Decrease in Real GDP on Federal Revenues, Expenses and Budgetary Balance

	Year 1	Year 2	Year 5
	(billions of dollars)
Federal revenues
Tax revenues
Personal income tax	-1.2	-1.5	-1.8
Corporate income tax	-0.4	-0.5	-0.5
Goods and services tax	-0.3	-0.4	-0.4
Other tax revenues	-0.2	-0.2	-0.2

Total tax revenues	-2.2	-2.6	-3.0

Employment Insurance premium revenues	-0.1	0.7	0.7

Other revenues	0.0	0.0	0.0

Total budgetary revenues	-2.3	-1.9	-2.3

Federal expenses
Major transfers to persons
Elderly benefits	0.0	0.0	0.0
Employment Insurance benefits	0.6	0.6	0.7
Children’s benefits	0.0	0.0	0.0

Total	0.6	0.6	0.7

Other program expenses	-0.1	-0.1	-0.3

Public debt charges	0.1	0.2	0.5

Total expenses	0.5	0.6	0.8

Budgetary balance	-2.8	-2.6	-3.1

Note: Totals may not add due to rounding.
A 1-per-cent decrease in real GDP reduces the budgetary balance by $2.8 billion in the first year, $2.6 billion in the second year and $3.1 billion in the fifth year:
•	Tax revenues from all sources fall by a total of $2.2 billion in the first year, $2.6 billion in the second year and $3.0 billion by the fifth year. Personal income tax revenues decrease as employment and wages and salaries fall. Furthermore, due to the progressivity of the tax system, as individuals earn lower real incomes, they pay proportionally less of their income in taxes. Corporate income tax revenues fall as output and profits decrease. GST revenues decrease as a result of lower consumer spending associated with the fall in employment and personal income.

•	Since EI premium rates for a given year are set based on projections carried out in October of the previous year, EI premium revenues decline marginally in the first year of the shock (reflecting lower wages and salaries), but rise thereafter, reflecting the upward adjustment to the break-even rate necessary to meet increased program costs. For the purpose of the simulations, it is assumed that EI premium rates are increased as a result of the weaker economy. This is consistent with the legislation governing rate setting. However, the legislation also provides the Government with the option to leave rates unchanged if it believes this to be appropriate.
•	Expenses rise, mainly reflecting higher EI benefits (due to an increase in the number of unemployed) and higher public debt charges (reflecting a higher stock of debt due to the lower budgetary balance).
Table 2.8
Estimated Impact of a One-Year, 1-Per-Cent Decrease in the GDP Deflator on Federal Revenues, Expenses and Budgetary Balance

	Year 1	Year 2	Year 5
	(billions of dollars)
Federal revenues
Tax revenues
Personal income tax	-1.7	-1.7	-1.7
Corporate income tax	-0.4	-0.5	-0.5
Goods and services tax	-0.3	-0.4	-0.4
Other tax revenues	-0.2	-0.2	-0.2

Total tax revenues	-2.7	-2.7	-2.9

Employment Insurance premium revenues	-0.1	-0.1	-0.1

Other revenues	-0.1	-0.1	-0.1

Total budgetary revenues	-2.8	-2.9	-3.1

Federal expenses

Major transfers to persons
Elderly benefits	-0.2	-0.4	-0.4
Employment Insurance benefits	-0.1	-0.1	-0.1
Children’s benefits	-0.1	-0.1	-0.1

Total	-0.4	-0.5	-0.6

Other program expenses	-0.3	-0.3	-0.7

Public debt charges	0.0	0.1	0.4

Total expenses	-0.6	-0.7	-1.0

Budgetary balance	-2.2	-2.2	-2.2

Note: Numbers may not add due to rounding.

A 1-per-cent decrease in nominal GDP resulting solely from lower GDP inflation (assuming that the Consumer Price Index moves in line with GDP inflation) lowers the budgetary balance by $2.2 billion in the first, second and fifth years:
•	Lower prices result in lower nominal income and, as a result, personal income tax, corporate income tax and GST revenues all decrease, reflecting declines in the underlying nominal tax bases. For the other sources of tax revenue, the negative impacts are similar under the real and nominal GDP shocks.
•	EI premium revenues decrease marginally in the price shock in response to lower earnings. However, unlike the real GDP shock, EI benefits do not rise since unemployment is unaffected by price changes.
•	Partly offsetting lower revenues are the declines in the cost of statutory programs that are indexed to inflation, such as elderly benefit payments and the Canada Child Tax Benefit, as well as federal wage and non-wage expenses. Payments under these programs are smaller if inflation is lower. Public debt charges rise due to the higher stock of debt.
Table 2.9
Estimated Impact of a Sustained 100-basis-Point Decrease in All Interest Rates on Federal Revenues, Expenses and Budgetary Balance

	Year 1	Year 2	Year 5
	(billions of dolllars)
Federal revenues	-0.4	-0.5	-0.9
Federal expenses	-1.2	-1.8	-2.4
Budgetary balance	0.8	1.3	1.5

Note: Totals may not add due to rounding.
A decrease in interest rates raises the budgetary balance by $0.8 billion in the first year, $1.3 billion in the second and $1.5 billion in the fifth. The improvement stems entirely from decreased expenses associated with public debt charges. The impact on debt charges rises through time as longer-term debt matures and is refinanced at lower rates. Moderating the overall impact is a fall in revenues associated with the decrease in the rate of return on the Government’s interest-bearing assets, which are recorded as part of non-tax revenues. This becomes significant in the fifth year, rising to almost $1 billion.

Risks to the Fiscal Projections
Additional uncertainty also arises from the translation of economic forecasts into spending and tax revenue projections, as growth in tax bases does not always translate in a predictable way into tax revenues.
The following are the key sources of uncertainty:
•	The sensitivity of personal income tax revenues to changes in personal income is summarized by a measure called personal income tax elasticity, which is the ratio of personal income tax growth to the growth in personal income. Budget 2007 projected that underlying personal income tax elasticity—excluding the impact of policy changes—would be 1.4 in 2007–08, before declining to 1.3 in 2008–09 and subsequent years. Based on somewhat weaker growth in collections relative to personal income thus far in 2007–08, underlying elasticity is now projected to be 1.3 in 2007–08, and is projected to remain at that level over the planning period. In other words, growth in underlying personal income tax revenues is assumed to be 30 per cent faster than growth in personal incomes. While this is in line with the average observed over the last decade, personal income tax elasticity can be very volatile on a year-to-year basis, ranging from 0.7 to 2.0 over the same period. A change of 0.1 in the elasticity translates into an increase or decrease in revenues of approximately $700 million.
•	Projected corporate income tax revenues over the planning period have been revised up significantly since Budget 2007, reflecting growth in corporate income tax revenues that has been well in excess of growth in profits. This likely reflects a decline in pools of losses and credits from prior periods available to apply against corporate tax liabilities. For planning purposes, underlying corporate income tax revenues (i.e. before taking into account tax reductions announced in this Economic Statement) are expected to grow in line with corporate profits, leaving underlying average effective tax rates close to their current levels. In the short term, corporate income tax revenues could come in higher than projected if loss pools continue to decline. Over the medium term, however, there is some risk that average effective tax rates could return to closer to their pre-2006 levels.

•	On the expense side, the extent to which departments and agencies do not fully use all of the resources appropriated by Parliament varies from year to year and can materially affect the fiscal outcome. In addition, during the course of the fiscal year, departments and agencies often incur liabilities for which no payments are made. These liabilities are recognized throughout the year and are updated following the close of the fiscal year as part of the normal year-end accrual adjustments. Changes in estimates of liabilities can be significant.

C h a p t e r
Broad-Based Tax Reductions for Canadians

Highlights
This Economic Statement proposes broad-based tax relief for individuals, families and businesses of almost $60 billion over this and the next five fiscal years. Combined with previous relief provided by this Government, total tax relief over the same period is almost $190 billion.
✓	To improve productivity, employment and prosperity in an uncertain world, a bold, new tax reduction initiative will reduce the general federal corporate income tax rate to 15 per cent by 2012 from its current rate of 22.1 per cent. The general corporate income tax rate will decline by 7.12 percentage points between 2007 and 2012—giving Canada the lowest overall tax rate on new business investment in the Group of Seven (G7) by 2011 and the lowest statutory tax rate in the G7 by 2012.

✓	The Government is seeking the collaboration of the provinces and territories to reach a 25 per cent combined federal-provincial-territorial statutory corporate income tax rate, to make Canada a country of choice for investment.

✓	To support small business, the reduction in the tax rate to 11% for small business, currently scheduled to be reduced in 2009, will be accelerated to January 1, 2008.

✓	The goods and services tax (GST) will be reduced by a further 1 percentage point as of January 1, 2008, fulfilling the Government’s commitment to reduce the GST to 5 per cent.

✓	The GST credit for low- and modest-income Canadians will be maintained at its current level even though the GST rate is being reduced. Maintaining the credit, while reducing the GST rate to 5 per cent from 7 per cent, translates into more than $1.1 billion in benefits annually for low- and modest-income Canadians.

✓	The lowest personal income tax rate will be reduced to 15 per cent from 15.5 per cent, effective January 1, 2007.

✓	The amount that all Canadians can earn without paying federal income tax will be increased to $9,600 for 2007 and 2008, and to $10,100 for 2009.

✓	Together, these two measures will reduce personal income taxes for 2007 by more than $400 for a typical two-earner family of four earning $80,000, and by almost $225 for a single worker earning $40,000.

✓	In order to make businesses even more competitive, it is essential that Employment Insurance rates be reduced for employers and employees. The Employment Insurance Chief Actuary’s 2008 Report forecasts the break-even rate in 2008 will decline by 10 cents per $100 of insurable earnings for employers and 7 cents for employees.

Canada needs a tax system that rewards Canadians for realizing their full potential, improves standards of living, fuels growth in the economy and encourages investment in Canada. Actions already taken by the Government will reduce taxes on individuals, families and businesses by almost $130 billion over this and the next five fiscal years.
In total, this Economic Statement will provide almost $60 billion in additional tax relief over this and the next five fiscal years. Together, actions taken since 2006 will provide almost $190 billion over this period.
As the chart below highlights, about 73 per cent of the tax relief will have been provided to individuals and 27 per cent to businesses.

Table 3.1
Tax Relief Provided by Budgets 2006 and 2007, the Tax Fairness Plan and This Economic Statement

	2007–	2008–	2009–	2010–	2011–	2012–
	2008	2009	2010	2011	2012	2013	Total
	(billions of dollars)
								(per cent)
GST	7.1	12.0	12.6	13.2	13.7	14.2	72.7	39
Personal income tax	12.3	10.3	10.1	10.3	10.6	11.2	64.9	34
Business income tax	1.1	5.9	7.9	9.3	11.5	14.8	50.5	27

Total	20.5	28.2	30.6	32.8	35.8	40.2	188.1	100

Note: Totals may not add due to rounding.
A New Era for Business Taxation in Canada
Canada needs an internationally competitive business tax system to ensure investment and economic growth, which will lead to new and better jobs and increased living standards for Canadians. Advantage Canada included a commitment to establish the lowest overall tax rate on new business investment (METR)1 in the G7.
Chapter 1 notes the strength of Canada’s economy, but also notes the risks and uncertainties we are facing. Chapter 2 points to our strong fiscal situation, illustrating that we have an opportunity few other countries have—to put in place measures that will bolster confidence and encourage investment at a time of economic uncertainty. This chapter sets out the measures the Government proposes to strengthen Canada’s business tax advantage in the context of the potential downside risks to the economy.
The central element of these measures is a bold, new tax reduction initiative that will lower the general federal corporate income tax rate to 15 per cent by 2012. Broad-based business tax reductions support investment, job creation and growth in all sectors of the economy, including not only sectors with strong growth but also those facing greater challenges. Such tax reductions provide incentives for all businesses to succeed.

[1]	The marginal effective tax rate (METR) on new business investment takes into account federal and provincial statutory corporate income tax rates, deductions and credits available in the corporate tax system and other taxes paid by corporations, including provincial capital taxes and retail sales taxes on business inputs. When measured on a province-by-province basis, METRs vary due to differences in provincial tax systems and differences in the distribution of investment across provinces. The methodology for calculating METRs is described in the 2005 edition of Tax Expenditures and Evaluations (Department of Finance).

Broad-based tax reductions play a well-recognized role in improving productivity and economic growth, and in providing Canadians with more and better jobs and a higher standard of living.
Action to Date
The Government has already made significant progress towards making Canada’s business tax environment more competitive through broad-based tax reductions:
•	The federal capital tax was eliminated in 2006.

•	The corporate surtax for all corporations will be eliminated in 2008.

•	The general corporate income tax rate is being reduced, from 21 per cent in 2007 (22.12 per cent including the corporate surtax) to 18.5 per cent by 2011.

•	The Government also established a financial incentive to encourage provinces to eliminate their capital taxes as soon as possible, and some provinces have acted to take advantage of this incentive. Since that initiative was introduced, Ontario and Quebec have legislated the elimination of their capital taxes by 2011, and Manitoba has announced plans to do so subject to budget balancing requirements.
Collectively, these actions will, by 2011, increase Canada’s statutory corporate income tax rate advantage over the U.S. to 8.8 percentage points, and will allow Canada to achieve a meaningful METR advantage over the U.S. of 6.7 percentage points. Based on tax changes to date, by 2011, Canada’s METR will fall to the second lowest in the G7 from the third highest.
Canada is close to achieving the Government’s Advantage Canada target of the lowest METR in the G7. However, Canada’s METR is still high relative to other Organisation for Economic Co-operation and Development (OECD) countries and small developed countries, and varies substantially by province. It is important in today’s globally competitive marketplace that Canada strengthen its business tax advantage not only vis-à-vis the U.S. but also relative to its other trading partners.
Other countries recognize that competitive business taxes are key to economic growth and improved living standards, and they have been reducing their tax rates. We can expect that many of the countries that Canada competes with for investment will continue reducing business taxes in the years to come. That is why it is crucial that we take the bold actions needed to ensure Canada’s business tax competitiveness.

Reducing the General Federal Corporate Income Tax Rate
To strengthen Canada’s business tax advantage, the Government is putting forward a bold, new tax reduction initiative that will lower the general corporate income tax rate to 15 per cent by 2012, starting with a 1 percentage point rate reduction in 2008 beyond already-scheduled reductions, to bring the rate to 19.5 per cent in that year. With these reductions, the general federal corporate income tax rate will decline by 7.12 percentage points between 2007 and 2012, a decline of one-third, and Canada’s corporate tax rate will be the lowest in the G7. In addition, we will achieve our goal of having the lowest METR in the G7 by 2011 and will have a substantial business tax advantage over the U.S.—a statutory tax rate advantage of 12.3 percentage points and a METR advantage of 9.1 percentage points in 2012.
It is estimated that the reduction in the general corporate income tax rate to 15 per cent will reduce government revenues by $14.1 billion over this and the next five fiscal years.
Table 3.2
General Federal Corporate Income Tax Rate Reductions

	2007[1]	2008	2009	2010	2011	2012
	(per cent)
Existing rates	22.12	20.5	20.0	19.0	18.5	18.5
Proposed rates	22.12	19.5	19.0	18.0	16.5	15.0

[1]	The 2007 rate of 22.12 per cent includes the 1.12-per-cent corporate surtax, which will be eliminated in 2008.
To build on these significant actions and make Canada a country of choice for investment, the Government is seeking the collaboration of provinces and territories to reach a 25 per cent combined federal-provincial-territorial statutory corporate income tax rate.

Table 3.3
Statutory General Corporate Income Tax Rates1 in G7 Countries, 2012

	(per cent)
Canada—target	25.0
Federal statutory rate		15.0
Provincial-territorial statutory rate[2]		10.0
United Kingdom	28.0
Germany	29.8
France	33.3
Italy	37.3
United States	40.0
Japan	41.9

[1]	Includes capital tax equivalents.

[2]	Provincial weighted average rate will remain 12.7 per cent without further provincial action.
Accelerating the Tax Reduction for Small Business
Small businesses are an important source of economic growth and job creation. To support the growth of small businesses, the federal income tax system provides a special lower tax rate of 12 per cent on qualifying income earned by a Canadian-controlled private corporation. Budget 2006 increased the annual amount of active business income qualifying for the reduced tax rate to $400,000 from $300,000, as of January 1, 2007. Budget 2006 also put in place a schedule to reduce the small business tax rate by 0.5 percentage points in 2008 and a further 0.5 percentage points in 2009 to reach 11 per cent.
To further support small business, this Economic Statement proposes to accelerate to 2008 the 0.5 percentage point reduction in the income tax rate applying to qualifying small business income currently scheduled for 2009. As a result, the tax rate will be reduced to 11 per cent in 2008 from 13.12 per cent in 2007 (including the effect of the previously announced elimination of the corporate surtax).
It is estimated that this change will reduce government revenues by $215 million in 2008–09 and $50 million in 2009–10.

Federal-Provincial-Territorial Collaboration
Further strengthening Canada’s tax advantage to make Canada a country of choice for new investment requires collaboration between federal, provincial and territorial governments.
Overall Statutory Tax Rates
The proposed general corporate income tax rate reductions will bring the federal statutory tax rate to a level that is 14 percentage points lower than it was in 2000.
When all scheduled provincial tax changes are in place, the average provincial-territorial corporate income tax rate will be only 1.2 percentage points below its level in 2000, and actually slightly higher than its level in 2007 (see Table 3.4). In addition, the current variance in provincial tax rates can divert investment from its most productive uses and also creates incentives for interprovincial tax planning—issues that concern all governments.
For these reasons, the Government is seeking the collaboration of provinces and territories in reaching a 25 per cent combined federal-provincial-territorial statutory tax rate. With the proposed federal corporate income tax rate reductions, this goal for Canada would be reached if all provinces reduced their general corporate income tax rates to 10 per cent.

Table 3.4
Federal, Provincial and Territorial Statutory
General Corporate Income Tax Rates

	2000	2007	2012
	(per cent)
Federal[1]	29.1	22.1	15.0
Newfoundland and Labrador	14.0	14.0	14.0
Prince Edward Island	16.0	16.0	16.0
Nova Scotia	16.0	16.0	16.0
New Brunswick	17.0	13.0	13.0
Quebec	9.0	9.9	11.9
Ontario	14.5	14.0	14.0
Manitoba[2]	17.0	14.0	13.0
Saskatchewan	17.0	13.0	12.0
Alberta	15.5	10.0	10.0
British Columbia	16.5	12.0	12.0
Yukon	15.0	15.0	15.0
Northwest Territories	14.0	11.5	11.5
Nunavut	14.0	12.0	12.0
Provincial-Territorial weighted average	13.8	12.2	12.6

[1]	Includes the 1.12 per cent corporate surtax that will be eliminated in 2008.

[2]	Manitoba has announced a reduction in its corporate income tax rate to 12 per cent in 2009, subject to budget balancing requirements.
Provincial Sales Tax Harmonization
An area that could substantially improve business tax competitiveness is sales tax harmonization. The following chart illustrates the detrimental impact that provincial retail sales taxes (RSTs) have on the taxation of business investment. Provinces with a value-added tax (VAT) structure (Quebec, Nova Scotia, New Brunswick and Newfoundland and Labrador) have a much lower tax rate on business investment than provinces with RSTs and the United States. RSTs harm business competitiveness because they apply to business inputs, increasing production costs and deterring investment. Recent analysis by the C.D. Howe Institute indicates that experience in the three harmonized Atlantic provinces has been very positive—annual investment in machinery and equipment in these provinces rose 12 per cent above historic trend levels in the years following the 1997 sales tax reform.2

[2]	C.D. Howe Institute, “Lessons in Harmony: What Experience in the Atlantic Provinces Shows About the Benefits of a Harmonized Sales Tax,” July 2007.

Provincial action to eliminate the remaining RSTs in favour of adopting provincial value-added taxes harmonized with the federal GST would generate a reduction in Canada’s METR of about 7 percentage points. Harmonizing with the GST is the single most important action that these provinces could take to improve their provincial and Canada’s overall tax competitiveness. The Government is willing to work with the five provinces that still have RSTs to help facilitate the transition to provincial value-added taxes harmonized with the GST. Moving forward with provinces to complete the sales tax harmonization initiative would give Canada a strong tax advantage in all provinces in attracting new investment. The following chart illustrates the clear METR advantage that would result relative to the average of OECD countries and other small developed countries.

Reducing Taxes for All Canadians
The Government has already taken actions that will reduce taxes on individuals by more than $90 billion over this and the next five fiscal years. Families with children, workers, seniors, persons with disabilities and others are benefiting from measures such as the first GST rate reduction, the Transit Pass and Children’s Fitness Credits, the Canada Employment Credit, and the Child Tax Credit. The Working Income Tax Benefit is an important step in improving the rewards to work for low-income individuals. The Tax Fairness Plan provides $1 billion annually in tax relief for seniors and pensioners to help them better ensure their retirement security.
This Economic Statement goes further, with $45 billion in new tax relief for individuals and families over this and the next five fiscal years (see Table 3.5). Taken together, the actions since 2006 will provide almost $140 billion of tax relief for individuals and families over this and the next five fiscal years.

Cutting the GST to 5 Per Cent
This Economic Statement proposes to reduce the rate of the GST to 5 per cent from 6 per cent effective January 1, 2008. This fulfills the Government’s commitment to cut the GST to 5 per cent. The 1 percentage point rate reduction will also apply to the federal portion of the Harmonized Sales Tax (HST) in New Brunswick, Nova Scotia, and Newfoundland and Labrador.
Reducing the GST will deliver tax relief to all Canadians, including those who do not earn enough to pay personal income tax. It will provide savings to Canadians every time they buy items subject to GST for themselves, their families or their home. Additional savings from the GST rate reduction will amount to $34 billion over this and the next five fiscal years (see Table 3.5).
In reducing the GST rate below 7 per cent, the Government had a choice of whether to adjust the GST credit in proportion to the rate reduction or to maintain it. The Government decided to maintain the GST credit when the GST rate was reduced from 7 per cent to 6 per cent in July 2006, and it is taking the same approach now. Maintaining the GST credit level, while reducing the GST rate to 5 per cent from 6 per cent, will translate into benefits of about $555 million in 2008–09 for low- and modest-income families. In total, maintaining the GST credit level, while reducing the GST rate from 7 per cent to 5 per cent, translates into more than $1.1 billion in benefits annually.

Benefits for Low- and Modest-Income Families from the GST Credit
The refundable GST credit was introduced to compensate low- and modest-income families for the effects of replacing the Federal Sales Tax with the 7 per cent GST. For the 2007–08 benefit year, the maximum GST credit for a couple with two children under age 18 is $724 (i.e., $237 per adult and $125 per child). Benefits are phased out at a rate of 5 per cent of net family income in excess of $30,936. For instance, a couple with two children and a net income of $35,000 would receive a GST credit of $521.
The table below shows the benefits that will accrue to low- and modest-income families as a result of maintaining the GST credit while reducing the GST rate from 7 per cent to 5 per cent.

	2007–	2008–	2009–	2010–	2011–	2012–
	2008	2009	2010	2011	2012	2013	Total
	(millions of dollars)
Cutting the GST rate from 7 per cent to 6 per cent	555	565	575	585	595	605	3,480
Cutting the GST rate from 6 per cent to 5 per cent	140	555	560	570	580	590	2,995

Total Benefits	695	1,120	1,135	1,155	1,175	1,195	6,475

Note: Numbers represent relief from maintaining the GST credit instead of reducing it proportionately with the GST rate reduction.

This Economic Statement also proposes to retain the existing GST/HST rebate rates for new housing. Rebate rates for purchases made by public sector bodies will also be maintained. This will ensure that purchases of a new home and purchases by public sector entities will benefit from the GST rate reduction. Maintaining these rebate rates translates into tax relief of $290 million for people who buy new homes and $165 million for public sector bodies for 2008–09.
Reducing the GST Rate to 5 Per Cent—Examples of Tax Savings
The reduction in the GST rate from 7 per cent to 5 per cent (a 29 per cent reduction in the tax rate) will deliver substantial savings for Canadian families:
•	A family purchasing a new $250,000 home in Barrie will save $3,200 in GST, of which $1,600 is from the reduction in the GST rate from 6 per cent to 5 per cent.[1]

•	A family spending $10,000 on home renovations in Charlottetown will save $200 in GST, of which $100 is from the reduction in the GST rate from 6 per cent to 5 per cent.

•	A family spending $30,000 on a new minivan in Burnaby will save $600 in GST, of which $300 is from the reduction in the GST rate from 6 per cent to 5 per cent.

[1]	The GST saving of $3,200, resulting from the GST rate reduction to 5 per cent takes into account the GST new housing rebate, which is equal to 36 per cent of the gross GST payable on the price of a new home with a value not exceeding $350,000.

The January 1, 2008, implementation date will allow an orderly transition for Canadian businesses. It will provide businesses with sufficient advance notice to modify their cash registers and other systems, and the date coincides with GST filing periods, not only for monthly filers but also for smaller businesses that file quarterly and annually. It also respects the required two months advanced written notice that the Government must provide provinces that are part of the Harmonized Sales Tax (Nova Scotia, New Brunswick, and Newfoundland and Labrador).
To assist taxpayers in the transition to the new, lower GST rate, specific rules have been developed for transactions that occur close to, or straddle, the January 1, 2008, implementation date. Further details on the application of these rules are set out in the annex.
This Economic Statement also proposes to adjust federal excise duties on tobacco products to substantially maintain the overall current federal tax burden on these products, which would otherwise decline as a result of the reduction in the GST rate. These adjustments will take effect January 1, 2008. The excise duty adjustments will also apply to inventories of tobacco products held at the end of December 31, 2007.
Delivering Broad-Based Personal Income Tax Relief
Reducing the Lowest Personal Income Tax Rate and Raising the Basic Personal Amount
This Economic Statement proposes new broad-based personal income tax relief of almost $11 billion over this and the next five fiscal years.
•	Reducing the lowest personal income tax rate, on incomes up to $37,178, to 15 per cent from 15.5 per cent effective January 1, 2007.
•	Increasing the basic personal amount—the amount that an individual can earn without paying federal income tax—to $9,600 for 2007 and 2008, and to $10,100 in 2009.
Together, these measures will remove some 385,000 low-income Canadians from the tax rolls at least a year earlier than under current legislation, and will reduce personal income taxes for 2007 by more than $400 for a typical two-earner family of four earning $80,000, and by almost $225 for a single worker earning $40,000.

The majority of the personal income tax relief provided by this Government goes to Canadians with incomes in the two lowest tax brackets. Almost 30 per cent of the relief goes to those with taxable incomes under $37,922, and 47 per cent of the relief goes to those with taxable incomes between $37,922 and $75,844. In total, Canadians with incomes under $75,844 receive over three-quarters of the tax relief, exceeding their share of taxes paid (47 per cent).

Examples of Personal Income Tax Relief
Joseph and Sandy have two children. Joseph earns $16,000 and Sandy $24,000. Prior to the measures taken by this Government, they would have paid $2,920 in federal personal income taxes in 2007 (net of the GST credit). Tax relief provided in Budgets 2006 and 2007 reduced their personal income taxes by about $1,100. Measures proposed in this Economic Statement will further reduce their taxes by $270. In total, their federal personal income taxes in 2007 will be reduced by almost 50 per cent.
Connie and Richard have two children. Connie earns $60,000 and Richard earns $40,000. Prior to the measures taken by this Government, they would have paid $13,913 in federal personal income taxes in 2007. Tax relief provided in Budgets 2006 and 2007 reduced their personal income taxes by $1,255. Measures proposed in this Economic Statement will further reduce their taxes by about $430. In total, their federal personal income taxes in 2007 will be reduced by 12 per cent.

Tax Relief for All Canadians
Budget 2006, the Tax Fairness Plan and Budget 2007 significantly reduced taxes for all Canadians. This Economic Statement proposes to build on this record by delivering more broad-based tax relief to individuals and families.
On average, this Economic Statement will reduce taxes for families earning between $15,000 and $30,000 per year by about $180 in 2008. Total tax relief for these families will be $510 when the measures in Budget 2006, the Tax Fairness Plan and Budget 2007 are taken into account. Families earning between $45,000 and $60,000 will pay on average about $410 less in tax in 2008 because of the measures in the Economic Statement—resulting in total tax relief since Budget 2006 of over $1,200.
Broad-Based Tax Relief1 for Individuals, by Family Income Group, 2008

				Tax relief as
				share of
	Average tax relief in 2008			net tax paid[3]
		Economic
Total family income	To date[2]	Statement	Total

($)	($)	($)	($)	(%)
Less than 15,000	145	70	215	177
15,000 — 30,000	331	179	510	30
30,000 — 45,000	608	314	922	23
45,000 — 60,000	796	408	1,204	19
60,000 — 80,000	988	508	1,496	16
80,000 — 100,000	1,149	602	1,751	14
100,000 — 150,000	1,354	714	2,068	11
Over 150,000	2,144	1,121	3,265	6

[1]	Does not reflect additional relief from targeted tax relief measures such as the Children’s Fitness Tax Credit and the Transit Pass Tax Credit.

[2]	Budget 2006, the Tax Fairness Plan and Budget 2007.

[3]	Net tax paid equals federal personal income tax plus GST minus federal refundable tax credits (mainly the GST credit) prior to Budget 2006.

Table 3.5
Tax Relief in this Economic Statement

	2007–	2008–	2009–	2010–	2011–	2012–
	2008	2009	2010	2011	2012	2013	Total

	(millions of dollars)
Tax relief for individuals and families
Cut GST rate to 5%[1]	1,360	6,020	6,285	6,580	6,830	7,095	34,170
Increase to the basic personal amount[2]	1,885	565	—	—	—	—	2,450
Reduce 15.5% rate to 15%	1,570	1,285	1,300	1,355	1,410	1,465	8,385

Subtotal	4,815	7,870	7,585	7,935	8,240	8,560	45,005

Business competitiveness
Reduce the general corporate income tax rate	—	1,280	1,620	1,725	3,355	6,120	14,100
Accelerate the small business income tax rate reduction	—	215	50	—	—	—	265

Subtotal	0	1,495	1,670	1,725	3,355	6,120	14,365

Total proposed tax reductions	4,815	9,365	9,255	9,660	11,595	14,680	59,370

[1]	Costs include adjustments to tobacco excise duties.

[2]	This represents costs of accelerating previously legislated increases.

A n n e x
Tax Measures: Supplementary Information and Notices of Ways and Means Motions

Table of Contents
Tax Measures: Supplementary Information

Overview	95

Business Income Tax Measures	96
Reducing the General Federal Corporate Income Tax Rate	96
Accelerating the Tax Reduction for Small Business	97

Sales and Excise Tax Measures	98
Cutting the GST to 5 per cent	98
Transitional Rules	99
Specific Transitional Rules	100
Other Measures	103
Tobacco Excise Levies	109
Air Travellers Security Charge (ATSC) Rates	110

Personal Income Tax Measures	111
Reducing the Lowest Personal Income Tax Rate	111
Raising the Basic Personal Amount	111

Notices of Ways and Means Motions
Notice of Ways and Means Motion to amend the Income Tax Act	117
Notice of Ways and Means Motion to amend the Excise Tax Act, the Excise Act, 2001 and the Air Travellers Security Charge Act relating to the rate reduction for the GST and the federal component of the HST	119

Tax Measures:
Supplementary
Information

Overview
This annex provides detailed information on each of the tax measures proposed in this Economic Statement.
The following table lists these measures and provides estimates of their fiscal impact.
Notices of Ways and Means Motions are also provided to amend the Income Tax Act, the Excise Tax Act, the Excise Act, 2001 and the Air Travellers Security Charge Act.
Table A.1
Cost of Proposed Measures1

	2007–08	2008–09	2009–10	2010–11	2011–12	2012–13	Total
	(millions of dollars)

Business Income Tax Measures

Reducing the general federal corporate income tax rate	—	1,280	1,620	1,725	3,355	6,120	14,100

Accelerating the small business income tax rate reduction	—	215	50	—	—	—	265

Sales and Excise Tax Measures

Cutting the GST to 5%[2]	1,360	6,020	6,285	6,580	6,830	7,095	34,170

Personal Income Tax Measures

Reducing the 15.5% rate to 15%	1,570	1,285	1,300	1,355	1,410	1,465	8,385

Raising the basic personal amount	1,885	565	—	—	—	—	2,450

Total	4,815	9,365	9,255	9,660	11,595	14,680	59,370

[1]	A “–” indicates a nil or small amount.

[2]	Costs include adjustments to tobacco excise levies.

Business Income Tax Measures
Reducing the General Federal Corporate Income Tax Rate
This Economic Statement proposes to reduce the general corporate income tax rate (after the 10-per-cent abatement for income earned in a province) to 19.5 per cent effective January 1, 2008, to 19 per cent effective January 1, 2009, to 18 per cent effective January 1, 2010, to 16.5 per cent effective January 1, 2011 and to 15 per cent effective January 1, 2012. The rate will be pro-rated for taxation years that include any of those dates.
The rate reductions will apply to income that is taxed at the general corporate income tax rate. This income does not include small business income that is already eligible for the small business deduction; investment income of Canadian-controlled private corporations (CCPCs), which income is eligible for a special refundable tax; the income of credit unions eligible for the corporate tax rate reduction under section 137 of the Income Tax Act; and the income of mutual fund corporations, mortgage investment corporations, most deposit insurance corporations and investment corporations (as defined in the Income Tax Act), which income already qualifies for special tax treatment.
The rate reductions will also apply to the new distribution tax, which is generally applicable beginning in 2011, on publicly-traded income trusts and partnerships.
Table A.2
General Federal Corporate Income Tax Rate Reduction

	2007	2008	2009	2010	2011	2012
	(%)
Existing Rates	22.12	20.5	20.0	19.0	18.5	18.5
Proposed Rates	22.12	19.5	19.0	18.0	16.5	15.0
The 2007 rate of 22.12% includes the 1.12% corporate surtax which will be eliminated in 2008.

Budget 2006 legislated an enhanced dividend tax credit (DTC) to ensure that the combined corporate and personal income tax rate on dividends from large corporations is comparable to that on other forms of income. The enhanced DTC measure was established with reference to the total average 2010 federal-provincial corporate tax rate expected at the time. As a consequence of the corporate income tax rate reductions announced in this Economic Statement, consideration will be given to adjustments to the enhanced DTC to ensure the appropriate tax treatment of dividend income, as well as adjustments to other rules in the Income Tax Act that assume a specific underlying corporate income tax rate.
Accelerating the Tax Reduction for Small Business
The small business deduction currently reduces the federal corporate income tax rate applying to qualifying active business income of a Canadian-controlled private corporation (CCPC) to 12 per cent (13.12 per cent including surtax).
Budget 2006 increased the annual amount of active business income eligible for the reduced tax rate—generally referred to as the “small business limit”—to $400,000 from $300,000, as of January 1, 2007. Budget 2006 also put in place a schedule to reduce the small business tax rate by 0.5 percentage points in 2008 and a further 0.5 percentage points in 2009 to reach 11 per cent.
In order to help small businesses, this Economic Statement proposes to accelerate to 2008 the 0.5 percentage point reduction in the small business tax rate currently scheduled for 2009. The small business tax rate would fall to 11 per cent effective January 1, 2008.
The reduction in the small business rate will be pro-rated for corporations with taxation years that do not coincide with the calendar year. In addition, the small business deduction will continue to be phased out on a straight-line basis for CCPCs having between $10 million and $15 million of taxable capital employed in Canada.
Table A.3
Tax Rate on Qualifying Small Business Income

	2007	2008	2009
	(%)
Existing Rates	13.12	11.5	11.0
Proposed Rates	13.12	11.0	11.0
The 2007 rate of 13.12% includes the 1.12% corporate surtax which will be eliminated in 2008.

Sales and Excise Tax Measures
Cutting the GST to 5 per cent
The goods and services tax/harmonized sales tax (GST/HST) is a consumption tax that applies to the majority of goods and services consumed in Canada. GST is imposed under the Excise Tax Act at the rate of 6 per cent, and in the harmonized provinces (Nova Scotia, New Brunswick and Newfoundland and Labrador), as the 6 per cent federal component of the combined 14 per cent federal-provincial HST. Subsequent references to the GST should be read as also referring to the federal component of the HST.
This Economic Statement proposes to reduce the GST rate by one percentage point, from 6 to 5 per cent, effective January 1, 2008. This Economic Statement also proposes to maintain the GST credit at current levels for low- and modest-income Canadians and to retain the existing GST rebate rates for new housing and purchases made by public service bodies.
To facilitate the transition to the lower rate, this Economic Statement proposes transitional rules for determining the GST rate applicable to transactions that straddle the January 1, 2008 implementation date. These rules, which are outlined below, will provide certainty for suppliers and consumers and are intended to minimize the compliance and administrative costs of changing to the new 5 per cent rate. Other proposed changes associated with the rate reduction are also outlined below. In general, they are the same as those implemented when the GST was reduced from 7 to 6 per cent on July 1, 2006.
Amendments to the relevant GST/HST regulations, in order to implement the change to a 5 per cent rate of GST, will be proposed following Royal Assent of the rate change.

Transitional Rules
The general transitional rule to determine whether the rate of 6 per cent or the rate of 5 per cent will apply, which will be based upon the time at which the GST in respect of a transaction becomes payable, is outlined below:
•	If GST becomes payable, or is paid without having become payable, before January 1, 2008, the rate of 6 per cent will apply.

•	If GST becomes payable on or after January 1, 2008, without having been paid before that day, the rate of 5 per cent will apply.

•	If GST is paid on or after January 1, 2008, without having become payable before that day, the rate of 5 per cent will apply.
The Excise Tax Act has a number of existing provisions that will be relevant in determining when GST becomes payable.
In general, the GST on consideration for a supply is payable on the earlier of the day payment is made and the day the supplier issues an invoice. Further, if either the date of an invoice, or the payment date under a written agreement, is earlier than the day the invoice is issued, GST becomes payable on the earlier date.

Provisions of the Excise Tax Act that normally determine when GST is payable will apply to determine the appropriate rate of tax. For example, in the case of a lease, GST becomes payable on the earlier of the day the payment is made and the day it is required to be made under the lease agreement.

Specific Transitional Rules
In addition to the application of the general transitional rule described above, certain types of transactions will have specific transitional rules described below.
(a) Sales of Real Property
Under the proposed measures, the following specific transitional rules will apply in respect of sales of real property to determine whether the rate of 6 per cent or the rate of 5 per cent will apply.
Ownership or Possession Transferred before January 1, 2008:
Generally, the 6 per cent rate will apply to all of the consideration for a supply by way of sale of real property if ownership of the property, or possession of it under the agreement of purchase and sale, is transferred to the buyer before January 1, 2008.
Ownership and Possession Transferred on or after January 1, 2008:
The 5 per cent rate will apply to all of the consideration for a supply by way of sale of real property if both ownership of the property and possession of it under the agreement are transferred to the buyer on or after January 1, 2008. Note the special transitional rule for new residential housing below.
Sales of New Housing under Written Agreements Entered Into on or before October 30, 2007 Where Both Ownership and Possession Transferred on or after January 1, 2008. The Following Rules Apply:
•	For sales of houses, apartment buildings and other residential complexes made pursuant to an agreement, evidenced in writing, entered into on or before October 30, 2007 but after May 2, 2006, the 6 per cent rate will apply to all of the consideration.

•	For sales of houses, apartment buildings and other residential complexes made pursuant to an agreement, evidenced in writing, entered into on or before May 2, 2006, the 7 per cent rate will apply to all of the consideration.

•	In both of these circumstances, the purchaser of the residential complex will be entitled to file a claim directly with the Canada Revenue Agency to be paid a Transitional Rebate that reflects the GST rate reduction to 5 per cent, net of any corresponding rebate adjustment. Unlike the regular GST New Housing Rebates, the builder will not be allowed to pay or credit the Transitional Rebate against tax owing by the purchaser and then claim it as a deduction from net tax.

Table A.4
Application of Transitional Rules to New Housing

	Tax Included	Tax Remitted
	Price	(GST less			Net GST
	($ 200,000	New Housing		Transitional	Paid by
Situation	house)	Rebate)		Rebate	Buyer

Agreement of purchase and sale was signed after May 2, 2006 and, ownership or possession is transferred before January 1, 2008:
GST at 6%	$207,680	$7,680	[1]	N/A	$7,680

Agreement of purchase and sale is signed after October 30, 2007 and ownership and possession are transferred on or after January 1, 2008:
GST at 5%	$206,400	$6,400	[2]	N/A	$6,400

Agreement of purchase and sale was signed after May 2, 2006 but on or before October 30, 2007 and ownership and possession are transferred on or after January 1, 2008:
GST at 6%	$207,680	$7,680	[3]	($1,280)[4]	$6,400 [5]

Agreement of purchase and sale was signed on or before May 2, 2006 and ownership and possession are transferred on or after January 1, 2008:
GST at 7%	$208,960	$8,960	[6]	($2,560)[7]	$6,400 [8]

[1]	$7,680 = GST at 6 per cent ($12,000) less GST New Housing Rebate of $4,320 (36% of $12,000).

[2]	$6,400 = GST at 5 per cent ($10,000) less GST New Housing Rebate of $3,600 (36% of $10,000).

[3]	$7,680 = GST at 6 per cent ($12,000) less GST New Housing Rebate of $4,320 (36% of $12,000).

[4]	$1,280 = GST at 1 per cent ($2,000) less GST New Housing Rebate adjustment of $720 (36% of $2,000).

[5]	$6,400 = GST at 6 per cent ($12,000) less GST New Housing Rebate of $4,320 (36% of $12,000) less Transitional Rebate of $1,280.

[6]	$8,960 = GST at 7 per cent ($14,000) less GST New Housing Rebate of $5,040 (36% of $14,000).

[7]	$2,560 = GST at 2 per cent ($4,000) less GST New Housing Rebate adjustment of $1,440 (36% of $4,000).

[8]	$6,400 = GST at 7 per cent ($14,000) less GST New Housing Rebate of $5,040 (36% of $14,000) less Transitional Rebate of $2,560.

(b) Deemed Supplies
The Excise Tax Act provides for deemed supplies in a number of circumstances. Under the proposed rules, the rate of 5 per cent will generally be used to determine GST that is deemed under the Excise Tax Act to be paid, or collected, on or after January 1, 2008. For example, a landlord who is deemed to have paid and collected GST on or after January 1, 2008 on the fair market value of a newly constructed apartment building would calculate the GST on the fair market value at the rate of 5 per cent.
(c) Imported Goods and Imported Taxable Services and Intangibles
Under the proposed measures, specific transitional rules will also apply in respect of imported goods and imported taxable services and intangibles.
Imported Goods: GST at the rate of 5 per cent will apply to goods that are either imported on or after January 1, 2008, or released from Customs’ control on or after January 1, 2008.
Imported Taxable Services and Intangibles: GST on imported taxable services and intangibles is usually payable the earlier of the day the consideration is paid and the day that consideration becomes due. The general transitional rule outlined above will determine the rate of tax to be applied in these circumstances.
Financial Institutions: Under draft legislative proposals released January 26, 2007, financial institutions will be required to self-assess GST on certain cross-border transactions using a special set of rules. GST on these transactions will be determined on an annual basis and in general, will become payable six months after the end of the financial institution’s taxation year.
If a financial institution’s taxation year begins before January 1, 2008, and ends on or after that day, the financial institution will be required to apportion the total amount of qualifying consideration for the taxation year on which it is required to self-assess GST under the proposed measure. The apportionment will be based upon the ratio of the number of days in the taxation year that occur before January 1, 2008, to the total number of days in the taxation year. GST on the amount allocated to the period before January 1, 2008, will be calculated at the rate of 6 per cent and GST on the remaining amount of qualifying consideration will apply at the rate of 5 per cent.

(d) Taxable Benefits
The determination of the GST remittable on certain taxable benefits for employees and shareholders is calculated based on amounts determined for income tax purposes. The GST is calculated by multiplying the amount determined for income tax purposes by a factor specified in the Excise Tax Act or a rate prescribed in related regulations. These factors and rates will be adjusted to reflect the January 1, 2008, GST rate reduction. In particular, the prescribed rate for calculating the GST on the automobile operating expense benefit, which is currently 4 per cent, will be 3 per cent for the 2008 and subsequent taxation years, and for calculating the HST, the prescribed rate, which is currently 10 per cent, will be 9 per cent for the 2008 and subsequent taxation years. Also, the factor, which currently uses 5 per cent, that is applicable to taxable benefits other than automobile operating expenses, will use 4 per cent for the 2008 and subsequent taxation years and for calculating the HST, the factor, which currently uses 13 per cent, will use 12 per cent for the 2008 and subsequent taxation years.
(e) Anti-Avoidance Provision
This Economic Statement also proposes that rules be implemented to maintain the integrity of the GST system through the transition period. These rules are intended to prevent inappropriate tax savings in cases where transactions are undertaken between non-arm’s length parties to obtain the benefit of the rate reduction, rather than primarily for commercial purposes.
Other Measures
A number of consequential amendments are proposed as a result of the GST rate reduction.
Housing Rebates: Individuals who purchase or construct a new home, or substantially renovate an existing home, for use as their primary place of residence are generally entitled to a rebate of part of the GST that they pay in the course of the purchase, construction or substantial renovation. The maximum amount of the rebate is equal to the lesser of 36 per cent of the GST paid and $7,560 (i.e., 36 per cent of the GST paid at the 6 per cent rate on a $350,000 home). For homes that cost more than $350,000, the rebate is phased out so that no rebate is available for homes valued at $450,000 or more.

The rebate rate of 36 per cent, and the lower and upper phase-out thresholds of $350,000 and $450,000 respectively, will not change as a result of the rate reduction; however, the maximum dollar value of the rebate, which is currently set at $7,560, will be adjusted to $6,300 (i.e., 36 per cent of the GST paid at the 5 per cent rate on a $350,000 home). The maximum dollar amount will also be adjusted for other similarly-structured housing rebate provisions in the Excise Tax Act.
In addition, the GST-included upper and lower phase-out values of the “Rebate for Purchasers of Shares in a Cooperative Housing Corporation” and the “New Housing Rebate for Building Only” will be adjusted to reflect the lower rate of GST.
Maintaining the rebate rate at the same level (36 per cent of the GST) while reducing the GST rate means the effective tax rate on new housing is now lower than when the GST was introduced. The 36 per cent rebate was introduced in 1991 to reduce the effective GST rate on most new homes to approximately 4.5 per cent, which was consistent with the effective tax rate under the predecessor of the GST, the Federal Sales Tax. As a result of the reduction of the GST rate from 7 per cent to 6 per cent on July 1, 2006 the effective tax rate on these new homes was reduced from 4.5 per cent to 3.84 per cent. The proposed reduction of the GST rate from 6 per cent to 5 per cent will further reduce this effective tax rate to 3.2 per cent.
The following table provides examples of how new homebuyers will benefit from the GST rate reduction.

Table A.5
GST Rate Reduction—Impact on New Housing

					Effective
					Tax Rate
		Current	Proposed		after the
House Price		GST Rate	GST Rate	Tax	Rate
(before GST)		(6%)	(5%)	Savings	Reduction
$200,000	Gross GST	$12,000	$10,000
	Rebate[1]	$4,320	$3,600
	Net GST	$7,680	$6,400	$1,280	3.20%

$300,000	Gross GST	$18,000	$15,000
	Rebate[1]	$6,480	$5,400
	Net GST	$11,520	$9,600	$1,920	3.20%

$400,000	Gross GST	$24,000	$20,000
	Rebate[1]	$3,780	$3,150
	Net GST	$20,220	$16,850	$3,370	4.21%

$500,000	Gross GST	$30,000	$25,000
	Rebate[1]	$0	$0
	Net GST	$30,000	$25,000	$5,000	5.00%

[1]	The rebate is 36% of the GST paid. The maximum rebate available is $7,560 under 6% GST and $6,300 under 5% GST. The rebate is phased-out for homes priced between $350,000 and $450,000. No rebate is available for homes priced at $450,000 and above.
Public Service Bodies: The existing rebate percentages used to calculate rebates of the otherwise unrecoverable GST claimed by charities, qualifying non-profit organizations and selected public service bodies (including municipalities, universities, public colleges, schools and hospitals) will not change.
Streamlined Accounting Methods: Small businesses, as well as eligible public service bodies, can use a Quick or Special Quick Method of Accounting to simplify compliance. Under these methods, taxpayers multiply eligible GST/HST-included sales by a reduced percentage and remit that amount to the government in lieu of tracking and claiming input tax credits for most of the tax they pay. The percentages used are specified in the Streamlined Accounting (GST/HST) Regulations.

As a result of the proposed rate reduction, the specified percentages will change to those shown in the tables below (“participating provinces” means the provinces of Nova Scotia, New Brunswick, and Newfoundland and Labrador where the GST/HST will apply at a combined rate of 13 per cent).
The new percentages will apply to reporting periods that begin on or after January 1, 2008. For reporting periods that straddle January 1, 2008, the existing percentages will apply to consideration that becomes due, or is paid without having become due, before January 1, 2008, and the new percentages will apply to the remaining consideration.
Table A.6
Remittance Rates for Business Registrants Using the Quick Method of Accounting that Mainly Purchase Goods for Resale

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	9.0%	8.8%	2.2%	1.8%
Participating Provinces	4.7%	4.4%	0.0%[1]	0.0%[1]
			(2.5% credit)[1]	(2.8% credit)[1]

[1]	Businesses that use the 0% remittance rate for eligible sales are entitled to a credit on those sales as they generally pay HST on their inputs but collect GST on those sales.
Table A.7
Remittance Rates for Business Registrants Using the Quick Method of Accounting that Mainly Provide Services

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	11.0%	10.5%	4.3%	3.6%
Participating Provinces	9.4%	8.8%	2.6%	1.8%

Table A.8
Remittance Rates for Registrants Acting in Their Capacity as a University or Public College (if Supplies Through Vending Machines Account for at Least 25% of Total Supplies)

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	11.5%	10.9%	4.8%	4.1%
Nova Scotia	10.5%	9.8%	3.8%	3.0%
Newfoundland & Labrador or New Brunswick	8.5%	7.8%	1.6%	0.8%
Table A.9
Remittance Rates for Registrants Acting in Their Capacity as a University or Public College (if Supplies Through Vending Machines Account for Less Than 25% of Total Supplies)

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	11.8%	11.1%	5.2%	4.4%
Nova Scotia	11.3%	10.5%	4.6%	3.7%
Newfoundland & Labrador or New Brunswick	10.1%	9.3%	3.3%	2.4%
Table A.10
Remittance Rates for Registrants Acting in Their Capacity as a Specified Facility Operator, Qualifying Non-Profit Organization or Designated Charity

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	11.0%	10.5%	4.3%	3.6%
Participating Provinces	9.4%	8.8%	2.5%	1.8%

Table A.11
Remittance Rates for Registrants Acting in Their Capacity as a School Authority

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	11.8%	11.1%	5.2%	4.4%
Nova Scotia	11.3%	10.5%	4.6%	3.7%
Newfoundland & Labrador or New Brunswick	10.0%	9.3%	3.2%	2.4%
Table A.12
Remittance Rates for Registrants Acting in Their Capacity as a Municipality

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	12.2%	11.5%	5.6%	4.7%
Nova Scotia or New Brunswick	11.5%	10.7%	4.8%	3.9%
Newfoundland & Labrador	10.5%	9.7%	3.7%	2.8%
Table A.13
Remittance Rates for Registrants Acting in Their Capacity as a Hospital Authority, External Supplier or Facility Operator

	Supplies Made in		Supplies Made in
Permanent	Participating Provinces		Non-Participating Provinces
Establishment in:	Current Rate	New Rate	Current Rate	New Rate

Non-participating Provinces	12.0%	11.3%	5.4%	4.5%
Nova Scotia	11.6%	10.9%	5.0%	4.1%
Newfoundland & Labrador or New Brunswick	9.8%	9.1%	3.0%	2.1%

Tobacco Excise Levies
The federal government taxes tobacco products both through a targeted excise duty and the broad-based GST. The excise duty is imposed on the manufacture or importation of tobacco products. The GST is a multi-stage tax that is ultimately levied on an ad valorem basis on the final selling price. These taxes affect the price of tobacco products, and price is one of the key factors influencing tobacco consumption, affecting both the decision to smoke and the frequency of use by continuing smokers.
In line with the Government’s promotion of health and wellness, this Economic Statement proposes to increase tobacco excise duties to offset the impact of the GST rate reduction. The following table shows the federal excise duty increases that will apply beginning January 1, 2008 concurrent with the effective date of the 1 percentage-point reduction of the GST.
Table A.14
Tobacco Excise Duty Rate Structure

	Proposed	Proposed Duty Rates
	Increase	as of January 1, 2008

Cigarettes	0.295 cents per cigarette	$17.00 per carton (200 cigarettes)
Tobacco sticks	0.275 cents per stick	$12.65 per carton (200 sticks)
Manufactured tobacco	0.195 cents per gram	$11.57 per 200 grams
Cigars	0.290 cents per cigar and 1% of the sale price	$0.0185 per cigar plus the greater of $0.067 per cigar and 67% of the sale price
Inventory Tax
Excise duty is imposed on tobacco products manufactured in Canada at the time manufacturers package them and on imported tobacco products at the time of importation. The new excise duty rates apply only to tobacco products that are packaged or imported on or after January 1, 2008. This means that, in the absence of a special provision, inventories held by a taxpayer on January 1, 2008 would be subject to the old lower rates of excise duty and to the new lower GST rate.
To ensure that the increases are applied in a consistent manner to all tobacco products at different trade levels, as well as to prevent tax avoidance through inventory build-ups, the proposed excise duty increases will also be applied to inventories.

It is proposed that inventories of cigarettes, tobacco sticks, fine-cut tobacco products and cigars held by manufacturers, importers, wholesalers and retailers at the end of December 31, 2007 be subject to per unit taxes of 0.295 cents, 0.275 cents, 0.195 cents, and 0.190 cents respectively—where a unit is a cigarette, a tobacco stick, a gram of fine-cut tobacco or a cigar. Taxpayers may use any reasonable method for establishing their inventories of these products, including a physical count.
In order to simplify compliance, this inventory tax will not apply to retailers holding 30,000 or fewer units (equivalent to 150 cartons of cigarettes) at the end of the day on December 31, 2007. A threshold at this level largely ensures that the tax on inventories will only apply to manufacturers, importers, wholesalers, and relatively large retailers. In addition, the tax will not apply to tobacco products held in vending machines. An extended period will be provided for remittance of the tax, allowing taxpayers until February 29, 2008 to file returns and pay the tax. Interest will apply after that date on late or deficient payments.
Air Travellers Security Charge (ATSC) Rates
ATSC rates are structured to include, where applicable, the goods and services tax or the federal portion of the harmonized sales tax (GST/HST). As a result of the GST/HST rate reduction, certain technical adjustments to ATSC rates are required in order to ensure that consumers receive the full benefit of the rate reduction. The proposed rates are shown in the following table. The ATSC rate for other international air travel is not subject to the GST/HST and will remain unchanged.
The new rates will apply to tickets purchased on or after January 1, 2008.
Table A.15
ATSC Rate Structure1

	Current rates	Proposed new rates

Domestic (one-way)	$4.95	$4.90
Domestic (round-trip)	$9.90	$9.80
Transborder	$8.42	$8.34
Other international	$17.00	$17.00

[1]	Including the GST or the federal portion of the HST where applicable.

Personal Income Tax Measures
Reducing the Lowest Personal Income Tax Rate
The Income Tax Act currently sets out a personal tax rate schedule that applies a tax on taxable income at rates of between 15.5 per cent and 29 per cent. The lowest rate of 15.5 per cent applies to taxable incomes of up to $37,178 for 2007.
The lowest personal income tax rate will be reduced to 15 per cent from 15.5 per cent effective January 1, 2007. This rate will also generally be used to calculate non-refundable tax credits and the alternative minimum tax for the 2007 and subsequent taxation years.
Raising the Basic Personal Amount
The basic personal amount—the amount that an individual can earn without paying federal personal income tax—is proposed to be increased to $9,600 for 2007 and 2008, and to $10,100 for 2009, from its current 2007 value of $8,929. Amounts in 2010 and following years will be the amount from the previous year indexed according to inflation in the manner specified in the Income Tax Act. This Economic Statement also proposes to increase the amount upon which the spouse or common-law partner and wholly dependent relative credits are calculated by the same amount as the basic personal amount, so that its value remains equivalent to the basic personal amount.
Table A.16
Proposed Personal Amounts

	2007	2008	2009

		($)
Personal amounts under current legislation[1]	8,929	9,308	10,094
Proposed personal amounts	9,600	9,600	10,100

[1]	Legislated increases of $200 in 2008 and $600 in 2009, beyond indexation.

Table A.17
Total Personal Income Tax Savings for Typical Individuals and Families in 2007
Single Individual

		Budget 2006,
		Tax Fairness
Total	Net	Plan, and	Economic	Total Tax Relief
Income	Federal Tax[1]	Budget 2007[2]	Statement	in 2007[3]

$	$	$	$	$	%
10,000	-159	-551	0	-551	–
20,000	1,249	-239	-145	-384	-31
30,000	2,741	-286	-192	-477	-17
40,000	4,771	-317	-223	-541	-11
60,000	9,142	-317	-223	-541	-6
80,000	13,767	-317	-223	-541	-4
100,000	18,967	-317	-223	-541	-3
150,000	32,841	-317	-223	-541	-2

Numbers may not add up to totals due to rounding.

[1]	Net federal personal income tax in 2007 before changes announced in Budget 2006, the Tax Fairness Plan, Budget 2007 and this Economic Statement. Negative values indicate that the Goods and Services Tax (GST) credit, a refundable federal tax credit, is greater than federal personal income tax. All tables assume no deductions and that the only credits claimed are the basic personal amount and, where applicable, the spouse/common-law partner and eligible dependant amounts, the Canada Employment Credit, the Child Tax Credit, and for amounts contributed by employees to the Canada/Quebec Pension Plan and Employment Insurance. It is also assumed that no individual is 65 years of age or older.

[2]	Negative values indicate a reduction in net federal personal income tax. Total tax relief, which includes the Working Income Tax Benefit (WITB), can exceed net federal tax. Does not include tax relief provided by the GST rate reduction.

[3]	A “–” indicates that percentage relief cannot be calculated because net federal personal income tax pre-Budget 2006 is less than or equal to zero. Does not include tax relief provided by the GST rate reduction.
Single Parent with One Child4

		Budget 2006,
		Tax Fairness
Total	Net	Plan, and	Economic	Total Tax Relief
Income	Federal Tax[1]	Budget 2007[2]	Statement	in 2007[3]

$	$	$	$	$	%
10,000	-611	-1,000	0	-1,000	–
20,000	-177	-609	0	-609	–
30,000	1,315	-796	-238	-1,034	-79
40,000	3,399	-828	-269	-1,097	-32
60,000	7,958	-828	-269	-1,097	-14
80,000	12,584	-828	-269	-1,097	-9
100,000	17,784	-828	-269	-1,097	-6
150,000	31,657	-828	-269	-1,097	-3

Numbers may not add up to totals due to rounding.

For footnotes 1, 2 and 3 see Single Individual table.

[4] Child 6 years of age or older (i.e., no Universal Child Care Benefit (UCCB)).

Table A.17 (con’t)
Total Personal Income Tax Savings for Typical Individuals and Families in 2007
One-Earner Family with Two Children5

		Budget 2006,
		Tax Fairness
Total	Net	Plan, and	Economic	Total Tax Relief
Income	Federal Tax[1]	Budget 2007[2]	Statement	in 2007[3]

$	$	$	$	$	%
10,000	-738	-1,000	0	-1,000	–
20,000	-304	-609	0	-609	–
30,000	1,188	-1,106	-228	-1,334	-100
40,000	3,272	-1,138	-259	-1,397	-43
60,000	7,958	-1,138	-259	-1,397	-18
80,000	12,584	-1,138	-259	-1,397	-11
100,000	17,784	-1,138	-259	-1,397	-8
150,000	31,657	-1,138	-259	-1,397	-4

Numbers may not add up to totals due to rounding.

For footnotes 1, 2 and 3 see Single Individual table.

[5] Both children 6 years of age or older (i.e., no Universal Child Care Benefit (UCCB)).
Two-Earner Family with Two Children5

		Budget 2006,
		Tax Fairness
Total	Net	Plan, and	Economic	Total Tax Relief
Income[6]	Federal Tax[1]	Budget 2007[2]	Statement	in 2007[3]

$	$	$	$	$	%
10,000	-738	-1,000	0	-1,000	–
20,000	-336	-577	0	-577	–
30,000	1,005	-1,051	-224	-1,275	-100
40,000	2,920	-1,098	-270	-1,368	-47
60,000	6,219	-1,191	-363	-1,555	-25
80,000	9,910	-1,232	-404	-1,637	-17
100,000	13,913	-1,255	-427	-1,681	-12
150,000	25,509	-1,255	-427	-1,681	-7

Numbers may not add up to totals due to rounding.

For footnotes 1, 2 and 3 see Single Individual table. For footnote 5 see One-Earner Family table.

[6] Assumes that one spouse earns 60% of the family’s total income and that the other spouse earns 40%.

Notices of Ways and Means Motions

Notice of Ways and Means Motion to Amend the Income Tax Act
That it is expedient to amend the Income Tax Act to provide among other things:
Personal Income Tax Rates
     (1) That, for the 2007 and subsequent taxation years, the calculation of the tax payable by an individual (other than an inter vivos trust) under Part I of the Act be modified to set the tax rate applicable to the portion of the individual’s taxable income that is equal to or less than $37,178 at 15% and that, as a result, the “appropriate percentage” used in computing the individual’s non-refundable personal tax credits and alternative minimum tax reflect this rate for those taxation years.
Basic Personal Amounts
(2) That,
(a) for the 2007 and 2008 taxation years, the basic personal amount be $9,600;
(b) for the 2009 taxation year, the basic personal amount be $10,100; and
(c) for the 2010 and subsequent taxation years, the basic personal amount be determined by applying indexation to the amount otherwise determined to be the basic personal amount for the immediately preceding taxation year.
Spousal and Other Amounts
(3) That,
(a) for the 2007 and 2008 taxation years, each of the spouse or common-law partner amount and the equivalent amount for a wholly dependent relative be $9,600;
(b) for the 2009 taxation year, each of the spouse or common-law partner amount and the equivalent amount for a wholly dependent relative be $10,100; and
(c) for the 2010 and subsequent taxation years, each of the spouse or common-law partner amount and the equivalent amount for a wholly dependent relative, be determined by applying indexation to the amount otherwise determined to be the spouse or common-law partner amount and the equivalent amount for a wholly dependent relative, for the immediately preceding taxation year.

Corporate rate reduction
     (4) That the definition “general rate reduction percentage” in subsection 123.4(1) of the Act be replaced, in its application to the 2008 and subsequent taxation years, by the following:
“general rate reduction percentage” of a corporation for a taxation year is the total of
(a) that proportion of 7% that the number of days in the taxation year that are before 2008 is of the number of days in the taxation year,
(b) that proportion of 8.5% that the number of days in the taxation year that are in 2008 is of the number of days in the taxation year,
(c) that proportion of 9% that the number of days in the taxation year that are in 2009 is of the number of days in the taxation year,
(d) that proportion of 10% that the number of days in the taxation year that are in 2010 is of the number of days in the taxation year,
(e) that proportion of 11.5% that the number of days in the taxation year that are in 2011 is of the number of days in the taxation year, and
(f) that proportion of 13% that the number of days in the taxation year that are after 2011 is of the number of days in the taxation year.
Small business deduction rate
     (5) That, for the 2008 and subsequent taxation years, the small business deduction rate provided in subsection 125(1.1) of the Act be the total of:
(a) that proportion of 16% that the number of days in the taxation year that are before 2008 is of the number of days in the taxation year, and
(b) that proportion of 17% that the number of days in the taxation year that are after 2007 is of the number of days in the taxation year.

Notice of Ways and Means Motion to amend the Excise Tax Act, the Excise Act, 2001 and the Air Travellers Security Charge Act relating to the rate reduction for the GST and the federal component of the HST
That it is expedient to amend the Excise Tax Act, the Excise Act, 2001 and the Air Travellers Security Charge Act as follows:
Part 1 — Excise Tax Act
     1. (1) The description of G in paragraph (a) of the definition “basic tax content” in subsection 123(1) of the Excise Tax Act is amended by striking out the word “and” at the end of clause (A) and by replacing clause (B) by the following:
(B) 6%, if the amount determined for D is included, or would be included if the tax became payable, in the description of A in subsection 225.2(2) for a reporting period of the selected listed financial institution that ends after June 30, 2006, but before January 1, 2008, and
(C) 5%, in any other case,
     (2) The description of P in paragraph (b) of the definition “basic tax content” in subsection 123(1) of the Act is amended by striking out the word “and” at the end of clause (A) and by replacing clause (B) by the following:
(B) 6%, if the amount determined for M is included, or would be included if the tax became payable, in the description of A in subsection 225.2(2) for a reporting period of the selected listed financial institution that ends after June 30, 2006, but before January 1, 2008, and
(C) 5%, in any other case,
     (3) Subsections (1) and (2) come into force, or are deemed to have come into force, on January 1, 2008.
     2. (1) Subsection 165(1) of the Act is replaced by the following:
Imposition of goods and services tax
     165. (1) Subject to this Part, every recipient of a taxable supply made in Canada shall pay to Her Majesty in right of Canada tax in respect of the supply calculated at the rate of 5% on the value of the consideration for the supply.

(2) Subsection (1) applies
(a) to any supply (other than a supply deemed under section 191 of the Act to have been made) made on or after January 1, 2008;
(b) for the purposes of calculating tax in respect of any supply (other than a supply by way of sale of real property) made before January 1, 2008, but only in respect of the portion of the tax that
(i) becomes payable on or after January 1, 2008, without having been paid before that day, or
(ii) is paid on or after January 1, 2008 without having become payable;
(c) for the purposes of calculating tax in respect of any supply (other than a supply deemed under Part IX of the Act to have been made) by way of sale of real property made before January 1, 2008, if ownership and possession of the property are transferred on or after January 1, 2008, to the recipient under the agreement for the supply, unless the supply is a supply of a residential complex pursuant to an agreement of purchase and sale, evidenced in writing, entered into on or before October 30, 2007;
(d) for the purposes of determining, under section 181.1 of the Act, tax or an input tax credit in respect of a supply of property or a service in respect of which tax became payable on or after January 1, 2008;
(e) for the purposes of the description of A in clause 184.1(2)(d)(i)(A) of the Act in respect of a person acting as a surety under a performance bond in respect of a contract for a particular taxable supply of construction services if a contract payment (within the meaning of paragraph 184.1(2)(a) of the Act) becomes due or is paid without having become due to the person on or after January 1, 2008, by reason of the person carrying on the particular construction;
(f) to any supply by way of sale of a residential complex, which is a single unit residential complex (as defined in subsection 123(1) of the Act) or a residential condominium unit, deemed under subsection 191(1) of the Act to have been made on or after January 1, 2008, unless the supply is deemed to have been made as a consequence of the builder giving possession of the complex to a person under an agreement, entered into on or before October 30, 2007, for the supply by way of sale of the building or part of it in which the residential unit forming part of the complex is situated;
(g) to any supply by way of sale of a residential condominium unit deemed under subsection 191(2) of the Act to have been made on or after January 1, 2008, unless possession of the unit was given to the particular person referred to in that subsection before January 1, 2008;
(h) to any supply by way of sale of a residential complex deemed under subsection 191(3) of the Act to have been made on or after January 1, 2008, unless the supply is deemed to have been made as a consequence of the builder giving possession of a residential unit in the complex to a person under an agreement for the supply by way of sale of the building or part of it forming part of the complex and
(i) the agreement was entered into on or before October 30, 2007, or
(ii) another agreement for the supply by way of sale of the building or part of it forming part of the complex was entered into by the builder and another person
(A) on or before May 2, 2006, and that other agreement was not terminated before July 1, 2006, or
(B) on or before October 30, 2007, and that other agreement was not terminated before January 1, 2008;
(i) to any supply by way of sale of an addition to a residential complex deemed under subsection 191(4) of the Act to have been made on or after January 1, 2008, unless the supply is deemed to have been made as a consequence of the builder giving possession of a residential unit in the addition to a person under an agreement for the supply by way of sale of the building or part of it forming part of the complex and
(i) the agreement was entered into on or before October 30, 2007, or
(ii) another agreement for the supply by way of sale of the building or part of it forming part of the addition was entered into by the builder and another person

(A) on or before May 2, 2006, and that other agreement was not terminated before July 1, 2006, or
(B) on or before October 30, 2007, and that other agreement was not terminated before January 1, 2008;
(j) for the purposes of calculating tax on the cost to another person of supplying property or a service to a financial institution under paragraph (c) of the description of A in subsection 225.2(2) of the Act for a reporting period of the financial institution that ends on or after January 1, 2008;
(k) for the purposes of the description of E in subsection 225.2(2) of the Act in determining the net tax of a financial institution for a reporting period that ends on or after January 1, 2008;
(l) for the purposes of the description of A in subsection 253(1) and subparagraphs 253(2)(a)(ii) and (c)(ii) of the Act in determining the amount of a rebate payable under subsection 253(1) of the Act for a calendar year after 2007;
(m) for the purposes of subparagraphs (i) and (ii) of the description of C in subsection 21.3(2) of the Streamlined Accounting (GST/HST) Regulations in determining, pursuant to that subsection, an amount of tax that became payable or was paid without having become payable by a registrant during reporting periods ending after 2007, except that for the reporting period of the registrant that includes January 1, 2008, the formula and the descriptions of A, B, C and D in that subsection shall be read as follows:
(A x B) + (C x D)
where
A is
(a) if tax under subsection 165(2) or section 212.1 of the Act was payable in respect of the supply or importation, 14/114, and
(b) in any other case, 6/106,
B is the total of all amounts each of which is
(a) the consideration that became due, or was paid without having become due, by the registrant during that period but before January 1, 2008, in respect of the supply of the property or service to the registrant,

(b) the tax under Division II or III that became payable, or was paid without having become payable, by the registrant during that period but before January 1, 2008, in respect of the supply or importation of the property or service,
(c) in the case of tangible personal property that was imported by the registrant, the amount of a tax or duty imposed in respect of the property under the Act (other than Part IX), the Customs Act, the Special Import Measures Act or any other law relating to customs, that became due or was paid without having become due, by the registrant during that period but before January 1, 2008,
(d) the amount of a tax, duty or fee prescribed by paragraph 3(b) or (c) of the Taxes, Duties and Fees (GST/HST) Regulations that became due, or was paid without having become due, by the registrant during that period but before January 1, 2008, in respect of the property or service, other than tax imposed under an Act of a legislature of a province to the extent that the tax is recoverable by the registrant under that Act,
(e) a reasonable gratuity paid by the registrant during that period but before January 1, 2008, in connection with the supply, or
(f) interest, a penalty or other amount paid by the registrant during that period but before January 1, 2008, if the amount was charged to the registrant by the supplier because an amount of consideration, or an amount of a tax, duty or fee referred to in paragraph (c) or (d), that was payable in respect of the supply or importation was overdue,
C is
(a) if tax under subsection 165(2) or section 212.1 of the Act was payable in respect of the supply or importation, 13/113, and
(b) in any other case, 5/105, and
D is the total of all amounts each of which is
(a) the consideration that became due, or was paid without having become due, by the registrant during that period but on or after January 1, 2008, in respect of the supply of the property or service to the registrant,
(b) the tax under Division II or III that became payable, or was paid without having become payable, by the registrant during that period but on or after January 1, 2008, in respect of the supply or importation of the property or service,

(c) in the case of tangible personal property that was imported by the registrant, the amount of a tax or duty imposed in respect of the property under the Act (other than Part IX), the Customs Act, the Special Import Measures Act or any other law relating to customs, that became due, or was paid without having become due, by the registrant during that period but on or after January 1, 2008,
(d) the amount of a tax, duty or fee prescribed by paragraph 3(b) or (c) of the Taxes, Duties and Fees (GST/HST) Regulations that became due, or was paid without having become due, by the registrant during that period but on or after January 1, 2008, in respect of the property or service, other than tax imposed under an Act of a legislature of a province to the extent that the tax is recoverable by the registrant under that Act,
(e) a reasonable gratuity paid by the registrant during that period but on or after January 1, 2008, in connection with the supply, or
(f) interest, a penalty or other amount paid by the registrant during that period but on or after January 1, 2008, if the amount was charged to the registrant by the supplier because an amount of consideration, or an amount of a tax, duty or fee referred to in paragraph (c) or (d), that was payable in respect of the supply or importation was overdue.
(n) for the purposes of subparagraphs (i) and (ii) of the description of C in paragraph 21.3(4)(b) of the Streamlined Accounting (GST/HST) Regulations in determining an amount excluded under subsection 21.3(4) of those Regulations from the determination of an input tax credit in respect of a passenger vehicle for which tax on the acquisition or importation first became payable or was first paid without having become payable after 2007; and
(o) for the purposes of determining or calculating any of the following amounts if none of paragraphs (a) to (n) applies:
(i) tax on or after January 1, 2008,
(ii) tax that is not payable but would have been payable on or after January 1, 2008, in the absence of certain circumstances described in the Act, and
(iii) an amount or a number, at any time on or after January 1, 2008, by or in accordance with an algebraic formula that makes reference to the rate set out in subsection 165(1) of the Act.

     (3) Despite paragraph (2)(e) and for the purposes of the description of A in clause 184.1(2)(d)(i)(A) of the Act in determining the total amount of all input tax credits in respect of direct inputs (within the meaning of paragraph 184.1(2)(c) of the Act), where a surety is carrying on a particular construction of real property situated in Canada as full or partial satisfaction of the surety’s obligation under a bond, a contract payment (within the meaning of paragraph 184.1(2)(a) of the Act), other than a contract payment that is not in respect of the particular construction, becomes due or is paid without having become due before January 1, 2008, and another contract payment (within the meaning of paragraph 184.1(2)(a) of the Act), other than a contract payment that is not in respect of the particular construction, becomes due on or after that day, without having been paid before that day, or is paid without having become due on or after that day, clause 184.1(2)(d)(i)(A) of the Act shall be read as follows:
(A) the amount determined by the formula
(A x B) + (C x D) + (E x F)
where
A is
(I) if the supply deemed under subparagraph (a)(i) to be made by the surety is made in a participating province, the total of 7% and the rate of tax for that participating province, and
(II) in any other case, 7%,
B is the total of all contract payments (other than contract payments that are not in respect of the particular construction) that become due before July 1, 2006 or are paid, without having become due, to the surety before that day,
C is
(I) if the supply deemed under subparagraph (a)(i) to be made by the surety is made in a participating province, the total of 6% and the rate of tax for the participating province, and
(II) in any other case, 6%,
D is the total of all contract payments (other than contract payments that are not in respect of the particular construction) that become due on or after July 1, 2006 and before January 1, 2008, without having been paid before July 1, 2006, or are paid, without having become due, to the surety on or after that day and before January 1, 2008,
E is
(I) if the supply deemed under subparagraph (a)(i) to be made by the surety is made in a participating province, the total of 5% and the rate of tax for the participating province, and
(II) in any other case, 5%, and
F is the total of all contract payments (other than contract payments that are not in respect of the particular construction) that become due on or after January 1, 2008, without having been paid before that day, or are paid, without having become due, to the surety on or after that day
     3. (1) The description of A in clause 173(1)(d)(vi)(B) of the Act is replaced by the following:
A is
(I) where
1. the benefit amount is required to be included under paragraph 6(1)(a) or (e) of the Income Tax Act in computing the individual’s income from an office or employment and the last establishment of the employer at which the individual ordinarily worked or to which the individual ordinarily reported in the year in relation to that office or employment is located in a participating province, or
2. the benefit amount is required under subsection 15(1) of that Act to be included in computing the individual’s income and the individual is resident in a participating province at the end of the year, the total of 4% and the tax rate for the participating province, and
(II) in any other case, 4%,
     (2) Subsection (1) applies to the 2008 and subsequent taxation years of an individual.

     4. (1) Section 212 of the Act is replaced by the following:
Imposition of goods and services tax
     212. Subject to this Part, every person who is liable under the Customs Act to pay duty on imported goods, or who would be so liable if the goods were subject to duty, shall pay to Her Majesty in right of Canada tax on the goods calculated at the rate of 5% on the value of the goods.
     (2) Subsection (1) applies to goods imported into Canada, or released (as defined in the Customs Act), on or after January 1, 2008.
     5. (1) Section 218 of the Act is replaced by the following:
Imposition of goods and services tax
     218. Subject to this Part, every recipient of an imported taxable supply shall pay to Her Majesty in right of Canada tax calculated at the rate of 5% on the value of the consideration for the imported taxable supply.
(2) Subsection (1) applies
(a) to any imported taxable supply made on or after January 1, 2008;
(b) for the purposes of calculating tax in respect of any imported taxable supply made before January 1, 2008, but only in respect of consideration that becomes due on or after that day without having been paid before that day or that is paid, without having become due, on or after January 1, 2008; and
(c) if neither paragraph (a) nor (b) applies, for the purposes of determining or calculating tax that is not payable but would have been payable on or after January 1, 2008, in the absence of certain circumstances described in the Act.
6. (1) Paragraph 254(2)(h) of the Act is replaced by the following:
(h) where the total consideration is not more than $350,000, an amount equal to the lesser of $6,300 and 36% of the total tax paid by the particular individual, and
     (2) The description of A in paragraph 254(2)(i) of the Act is replaced by the following:
A is the lesser of $6,300 and 36% of the total tax paid by the particular individual, and

     (3) Subsections (1) and (2) apply to any rebate in respect of a supply by way of sale of a residential complex in respect of which ownership is transferred on or after January 1, 2008, to the particular individual referred to in section 254 of the Act, unless the tax payable under subsection 165(1) of the Act in respect of the supply of the complex applied at the rate of 6% or 7%.
     7. (1) Paragraph 254.1(2)(c) of the Act is replaced by the following:
(c) the fair market value of the complex, at the time possession of the complex is given to the particular individual under the agreement, is less than $472,500,
     (2) Paragraphs 254.1(2)(h) and (i) of the Act are replaced by the following:
(h) if the fair market value referred to in paragraph (c) is not more than $367,500, an amount equal to 1.71% of the total (in this subsection referred to as the “total consideration”) of all amounts, each of which is the consideration payable by the particular individual to the builder for the supply by way of sale to the particular individual of the building or part of a building referred to in paragraph (a) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
(i) if the fair market value referred to in paragraph (c) is more than $367,500 but less than $472,500, the amount determined by the formula
A x [($472,500 - B)/$105,000]
where
A is the lesser of $6,300 and 1.71% of the total consideration, and
B is the fair market value referred to in paragraph (c).
     (3) Paragraph 254.1(2.1)(a) of the Act is replaced by the following:
(a) a particular individual is entitled to a rebate under subsection (2), or to be paid or credited the amount of such a rebate under subsection (4), in respect of a residential complex situated in Nova Scotia, or would be so entitled if the fair market value of the complex, at the time possession of the complex is given to the particular individual under the agreement for the supply of the complex to the particular individual, were less than $472,500,

     (4) Subsections (1) to (3) apply in respect of a supply, to a particular individual referred to in section 254.1 of the Act, of a building or part of it in which a residential unit forming part of a residential complex is situated if possession of the unit is given to the particular individual on or after January 1, 2008, unless the builder is deemed under section 191 of the Act to have paid tax under subsection 165(1) of the Act calculated at the rate of 6% or 7% in respect of the supply referred to in paragraph 254.1(2)(d) of the Act.
     8. (1) Paragraph 255(2)(d) of the Act is replaced by the following:
(d) the total (in this subsection referred to as the “total consideration”) of all amounts, each of which is the consideration payable for the supply to the particular individual of the share or an interest in the corporation, complex or unit, is less than $472,500,
     (2) Paragraphs 255(2)(g) and (h) of the Act are replaced by the following:
(g) if the total consideration is not more than $367,500, an amount equal to 1.71% of the total consideration, and
(h) if the total consideration is more than $367,500 but less than $472,500, the amount determined by the formula
A x [($472,500 - B)/$105,000]
where
A is the lesser of $6,300 and 1.71% of the total consideration, and
B is the total consideration.
     (3) Paragraph 255(2.1)(c) of the Act is replaced by the following:
(c) the particular individual is entitled to a rebate under subsection (2) in respect of the share or would be so entitled if the total (in this subsection referred to as the “total consideration”) of all amounts, each of which is the consideration payable for the supply to the particular individual of the share or an interest in the corporation, complex or unit, were less than $472,500,

     (4) Subsections (1) to (3) apply for the purpose of determining a rebate in respect of a supply, by a cooperative housing corporation to an individual, of a share of the capital stock of the corporation if the individual is acquiring the share for the purpose of using a residential unit in a residential complex as the primary place of residence of the individual, or a relation (as defined in subsection 255(1) of the Act) of the individual, and the rebate application is filed on or after January 1, 2008, unless the corporation paid tax under subsection 165(1) of the Act in respect of the supply of the complex to the corporation calculated at the rate of 6% or 7%.
     9. (1) Subparagraphs (i) and (ii) of the description of A in subsection 256(2) of the Act are replaced by the following:
(i) if all or substantially all of that tax was paid at the rate of 5%, $6,300,
(ii) if all or substantially all of that tax was paid at the rate of 6%, $7,560, and
(iii) in any other case, the lesser of $8,750 and the amount determined by the formula
(C x $2,520) + (D x $1,260) + $6,300
     where
C is the extent (expressed as a percentage) to which that tax was paid at the rate of 7%, and
D is the extent (expressed as a percentage) to which that tax was paid at the rate of 6%, and
     (2) Subsection (1) applies to any rebate in respect of a residential complex for which an application is filed with the Minister of National Revenue on or after January 1, 2008.
     10. (1) The portion of the description of A in subsection 256.2(3) of the Act before the formula is replaced by the following:
A is the lesser of $6,300 and the amount determined by the formula
     (2) The portion of the description of A in subsection 256.2(4) of the Act before the formula is replaced by the following:
A is the lesser of $6,300 and the amount determined by the formula

     (3) The portion of the description of A in subsection 256.2(5) of the Act before the formula is replaced by the following:
A is the lesser of $6,300 and the amount determined by the formula
     (4) Subsection (1) applies to
(a) a taxable supply to a recipient from another person of a residential complex or an interest in a residential complex, in respect of which ownership and possession under the agreement for the supply are transferred on or after January 1, 2008, unless the agreement for the supply is evidenced in writing and was entered into on or before October 30, 2007; and
(b) a deemed purchase (within the meaning of subparagraph 256.2(3)(a)(ii) of the Act) by a builder if the tax in respect of the deemed purchase of a complex or an addition to a complex is deemed to have been paid on or after January 1, 2008.
     (5) Subsection (2) applies to a supply of a building or part of it forming part of a residential complex and a supply of land, described in subparagraphs 256.2(4)(a)(i) and (ii) of the Act, that result in a person being deemed under section 191 of the Act to have made and received a taxable supply by way of sale of the complex or of an addition to it on or after January 1, 2008, unless the supply is deemed to have been made as a consequence of the builder giving possession of a residential unit in the complex or the addition to a person under an agreement for the supply by way of sale of the building or part of it forming part of the complex or the addition and
(a) the agreement was entered into on or before October 30, 2007;
(b) another agreement was entered into by the builder and another person on or before May 2, 2006, and that other agreement was not terminated before July 1, 2006, and was for the supply by way of sale of the building or part of it forming part of
(i) in the case of a deemed supply of a complex, the complex, or
(ii) in the case of a deemed supply of an addition, the addition; or
     (c) another agreement was entered into by the builder and another person on or before October 30, 2007, and that other agreement was not terminated before January 1, 2008, and was for the supply by way of sale of the building or part of it forming part of

(i) in the case of a deemed supply of a complex, the complex, or
(ii) in the case of a deemed supply of an addition, the addition.
     (6) Subsection (3) applies to
(a) a taxable supply by way of sale to a recipient from another person of a residential complex, or an interest in a residential complex, in respect of which ownership and possession under the agreement for the supply are transferred on or after January 1, 2008, unless the agreement is evidenced in writing and was entered into on or before October 30, 2007; and
(b) a deemed purchase (within the meaning of subparagraph 256.2(5)(a)(ii) of the Act) by a builder if the tax in respect of the deemed purchase of a complex or an addition to a complex is deemed to have been paid on or after January 1, 2008.
     11. (1) The description of C in subsection 256.6(1) of the Act is replaced by the following:
C is the fair market value of the complex or, if the builder is deemed to have made a supply of an addition, of the addition, at the time the builder is deemed to have made the supply referred to in paragraph (b),
     (2) Subsection (1) is deemed to have come into force on July 1, 2006.
     12. (1) The Act is amended by adding the following after section 256.6:
Transitional rebate — 2008 rate reduction
     256.7 (1) If a particular person, other than a cooperative housing corporation,
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into on or before May 2, 2006, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular person on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(c) is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under subsection 256.3(1), in respect of the tax referred to in paragraph (b),

the Minister shall, subject to subsection (7), pay a rebate to the particular person, in addition to the rebate payable under subsection 256.3(1), equal to 1% of the value of the consideration for the supply.
Transitional rebate — 2008 rate reduction
(2) If a particular person, other than a cooperative housing corporation,
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into on or before May 2, 2006, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular person on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(c) is entitled to claim a rebate under subsection 256.2(3) in respect of any residential unit situated in the complex, the Minister shall, subject to subsection (7), pay a rebate to the particular person, in addition to the rebate payable under subsection 256.3(2), equal to the amount determined by the formula
A x [0.01 - ((B/A)/7)]
where
A is the consideration payable for the supply to the particular person of the complex, and
B is the amount of the rebate under subsection 256.2(3) that the particular person is entitled to claim in respect of the complex.
Transitional rebate — 2008 rate reduction
(3) If a particular person, other than a cooperative housing corporation,
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into on or before May 2, 2006, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular person on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(c) is entitled to claim a rebate under section 259 in respect of the tax referred to in paragraph (b) and is not entitled to claim any input tax credit or any other rebate, other than a rebate under this subsection or under subsection 256.3(3), in respect of that tax, the Minister shall, subject to subsection (7), pay a rebate to the particular person, in addition to the rebate payable under subsection 256.3(3), equal to the amount determined by the formula
A x [0.01 - ((B/A)/7)]
where
A is the consideration payable for the supply to the particular person of the complex, and
B is
(i) in the case where the complex is situated in a participating province, the amount of the rebate under section 259 that the particular person would have been entitled to claim if no tax under subsection 165(2) would have been payable or paid in respect of the complex, and
(ii) in any other case, the amount of the rebate under section 259 that the particular person is entitled to claim in respect of the complex.
Transitional rebate — 2008 rate reduction
(4) If a cooperative housing corporation
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into on or before May 2, 2006, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the corporation on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(c) is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection, under section 256.2, subsection 256.3(4) or section 259 in respect of the tax referred to in paragraph (b), the Minister shall, subject to subsection (7), pay a rebate to the corporation, in addition to the rebate payable under subsection 256.3(4), equal to the amount determined by the formula
A x [0.01 - ((B/A)/7)]

where
A is the consideration payable for the supply, and
B is
(i) if the corporation is entitled to claim a rebate under section 259 in respect of the complex,
(A) in the case where the complex is situated in a participating province, the amount of the rebate under section 259 that the corporation would have been entitled to claim if no tax under subsection 165(2) would have been payable or paid in respect of the complex, and
(B) in any other case, the amount of the rebate under section 259 that the corporation is entitled to claim in respect of the complex,
(ii) 36% of the tax paid under subsection 165(1) by the corporation in respect of the supply if the corporation is not entitled to claim a rebate under section 259 in respect of the complex, and
(A) the corporation is entitled to, or can reasonably expect to be entitled to, claim a rebate under section 256.2 in respect of any residential unit situated in the complex, or
(B) it is the case that, or it can reasonably be expected that, a share of the capital stock of the corporation is or will be sold to an individual for the purpose of using a residential unit in the complex as the primary place of residence of the individual, or of a relation (as defined in subsection 255(1)) of the individual, and that the individual is or will be entitled to claim a rebate under section 255 in respect of the share, and
(iii) in any other case, zero.
Transitional rebate — 2008 rate reduction
(5) If a particular individual
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into on or before May 2, 2006, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular individual on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and

(c) is entitled to claim a rebate under subsection 254(2) in respect of the complex, the Minister shall, subject to subsection (7), pay a rebate to the particular individual, in addition to the rebate payable under subsection 256.3(5), equal to the amount determined by the formula
A x [0.01 - ((B/A)/7)]
where
A is the total of all amounts, each of which is the consideration payable for the supply to the particular individual of the complex or for any other taxable supply to the particular individual of an interest in the complex in respect of which the particular individual has paid tax under subsection 165(1) calculated at the rate of 7%, and
B is the amount of the rebate under subsection 254(2) that the particular individual is entitled to claim in respect of the complex.
Group of individuals
     (6) If a supply of a residential complex is made to two or more individuals, the references in subsection (5) to a particular individual shall be read as references to all of those individuals as a group, but only the particular individual that applied for the rebate under section 254 may apply for the rebate under subsection (5).
Application for rebate
     (7) A rebate under this section in respect of a residential complex shall not be paid to a person, unless the person files an application for the rebate within two years after the day on which ownership of the complex is transferred to the person.
Transitional rebate where section 254.1 applies — 2008 rate reduction
     256.71 (1) If
(a) under an agreement, evidenced in writing, entered into on or before May 2, 2006, between a particular person and a builder of a residential complex that is a single unit residential complex or a residential condominium unit, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or an exempt supply of such a lease by way of assignment, and

(ii) an exempt supply by way of sale of the building or part of it in which the residential unit forming part of the complex is situated,
(b) possession of the complex is given to the particular person under the agreement on or after January 1, 2008,
(c) the builder is deemed under subsection 191(1) to have made and received a supply of the complex as a consequence of giving possession of the complex to the particular person under the agreement and to have paid tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(d) the particular person is entitled to claim a rebate under subsection 254.1(2) in respect of the complex, the Minister shall, subject to subsection (4),
(e) pay a rebate to the particular person, in addition to the rebate payable under subsection 256.4(1), equal to the amount determined by the formula
A x [0.01 - ((B/A)/7)]
where
A is the amount determined by the formula
C x (100/D)
where
C is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
D is
(i) if the complex is situated in a participating province, 115, and
(ii) in any other case, 107, and

B is the amount of the rebate under subsection 254.1(2) that the particular person is entitled to claim in respect of the complex, and
(f) if the builder is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under subsection 256.2(4) or 256.4(1), in respect of the tax referred to in paragraph (c), pay a rebate to the builder, in addition to the rebate payable under subsection 256.4(1), equal to the amount determined by the formula
(E - F) x [0.01 - ((G/(E - F))/7)]
where
E is the fair market value of the complex at the time that the builder is deemed to have made the supply referred to in paragraph (c),
F is the amount determined for A under paragraph (e), and
G is the amount of the rebate, if any, that the builder is entitled to claim under subsection 256.2(4).
Transitional rebate where section 254.1 does not apply — 2008 rate reduction
(2) If
(a) under an agreement, evidenced in writing, entered into on or before May 2, 2006, between a particular person and a builder of a residential complex that is a single unit residential complex or a residential condominium unit, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or an exempt supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which the residential unit forming part of the complex is situated,
(b) possession of the complex is given to the particular person under the agreement on or after January 1, 2008,
(c) the builder is deemed under subsection 191(1) to have made and received a supply of the complex as a consequence of giving possession of the complex to the particular person under the agreement and to have paid tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(d) the particular person is not entitled to claim a rebate under subsection 254.1(2) in respect of the complex, the Minister shall, subject to subsection (4),

(e) pay a rebate to the particular person, in addition to the rebate payable under subsection 256.4(2), equal to the amount determined by the formula
A/B
where
A is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
B is
(i) if the complex is situated in a participating province, 115, and
(ii) in any other case, 107, and
(f) if the builder is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under subsection 256.4(2), in respect of the tax referred to in paragraph (c), pay a rebate to the builder, in addition to the rebate payable under subsection 256.4(2), equal to the amount determined by the formula
0.01 x [C - (D x (100 / E))]
where
C is the fair market value of the complex at the time the builder is deemed to have made the supply referred to in paragraph (c),
D is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
E is
(i) if the complex is situated in a participating province, 115, and
(ii) in any other case, 107.

Group of individuals
     (3) If the supplies described in subsection (1) or (2) are made to two or more individuals, the references in that subsection to a particular person shall be read as references to all of those individuals as a group, but, in the case of a rebate where paragraph (1)(e) applies, only the individual that applied for the rebate under section 254.1 may apply for the rebate under subsection (1).
Application for rebate
     (4) A rebate under this section in respect of a residential complex shall not be paid to a person, unless the person files an application for the rebate within two years after
(a) in the case of a rebate to a person other than the builder of the complex, the day on which possession of the complex is transferred to the person, and
(b) in the case of a rebate to the builder of the complex, the end of the month in which the tax referred to in paragraph (1)(c) or (2)(c) is deemed to have been paid by the builder.
Transitional rebate for purchaser — 2008 rate reduction
256.72 (1) Where
(a) under an agreement, evidenced in writing, entered into between a particular person and a builder of a residential complex, other than a single unit residential complex or a residential condominium unit, or an addition to it, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or an exempt supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which a residential unit forming part of the complex or the addition is situated,
(b) possession of a residential unit forming part of the complex or the addition is given to the particular person under the agreement on or after January 1, 2008,
(c) the builder is deemed under subsection 191(3) or (4) to have made and received a supply of the complex or the addition as a consequence of giving possession
(i) of the residential unit to the particular person under the agreement, or

(ii) of a residential unit forming part of the complex or the addition to another person under an agreement described in paragraph (a) entered into between the other person and the builder,
(d) the builder is deemed to have paid tax under subsection 165(1) in respect of the supply calculated at the rate of 7%, and
(e) if the builder is deemed to have paid the tax referred to in paragraph (d) on or after January 1, 2008, it is the case that the builder and
(i) the particular person entered into the agreement on or before May 2, 2006, or
(ii) a person, other than the particular person, on or before May 2, 2006, entered into an agreement described in paragraph (a) in respect of a residential unit situated in the residential complex or in the addition that the builder is deemed to have supplied (as described in paragraph (c)) and that agreement was not terminated before July 1, 2006, the Minister shall, subject to subsection (3),
(f) if the particular person is entitled to claim a rebate under subsection 254.1(2) in respect of the complex, pay a rebate to the particular person, in addition to the rebate payable under subsection 256.5(1), equal to the amount determined by the formula
A x [0.01 - ((B/A)/7)]
where
A            is the amount determined by the formula
C x (100/D)
where
C is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex or the addition, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
D is
(i) if the complex is situated in a participating province, 115, and

(ii) in any other case, 107, and
B is the amount of the rebate under subsection 254.1 that the particular person is entitled to claim in respect of the complex, and
(g) if the particular person is not entitled to claim a rebate under subsection 254.1(2) in respect of the complex, pay a rebate to the particular person, in addition to the rebate payable under subsection 256.5(1), equal to the amount determined by the formula
E/F
where
E is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of a building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex or the addition, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
F is
(i) if the complex is situated in a participating province, 115, and
(ii) in any other case, 107.
Group of individuals
     (2) If the supplies described in subsection (1) are made to two or more individuals, the references in that subsection to a particular person shall be read as references to all of those individuals as a group, but, in the case of a rebate under paragraph (1)(f), only the individual that applied for the rebate under section 254.1 may apply for the rebate under that paragraph.
Application for rebate
     (3) A rebate under this section in respect of a residential complex shall not be paid to a person, unless the person files an application for the rebate within two years after the day on which possession of the unit referred to in paragraph (1)(b) is transferred to the person.

Transitional rebate for builder — 2008 rate reduction
256.73 (1) If
(a) under an agreement, evidenced in writing, entered into between a particular person and a builder of a residential complex, other than a single unit residential complex or a residential condominium unit, or an addition to it the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or a supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which a residential unit forming part of the complex or the addition is situated,
(b) the builder is deemed under subsection 191(3) or (4) to have made and received on or after January 1, 2008, a supply of the complex or the addition as a consequence of giving possession
(i) of the residential unit to the particular person under the agreement, or
(ii) of a residential unit forming part of the complex or the addition to another person under an agreement described in paragraph (a) entered into between the other person and the builder,
(c) the builder and
(i) the particular person entered into the agreement on or before May 2, 2006, or
(ii) a person, other than the particular person, on or before May 2, 2006, entered into an agreement described in paragraph (a) in respect of a residential unit situated in the residential complex or in the addition that the builder is deemed to have supplied (as described in paragraph (b)) and that agreement was not terminated before July 1, 2006,
(d) the builder is deemed to have paid tax under subsection 165(1) in respect of the supply referred to in paragraph (b) calculated at the rate of 7%, and
(e) the builder is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under subsection 256.2(4) or 256.6(1), in respect of the tax referred to in paragraph (d), the Minister shall, subject to subsection (2), pay a rebate to the builder, in addition to the rebate payable under subsection 256.6(1), equal to the amount determined by the formula

A x [0.01 - ((B/A)/7)]
where
A is the amount determined by the formula
C - [D x (100/E)]
where
C is the fair market value of the complex or, if the builder is deemed to have made a supply of an addition, of the addition, at the time the builder is deemed to have made the supply referred to in paragraph (b),
D is
(i) if the builder is deemed to have made a supply of a complex, the total of all amounts, each of which is the consideration payable by a person to the builder for the supply by way of sale to the person of the building or part of it forming part of the complex or of any other structure that forms part of the complex, or
(ii) if the builder is deemed to have made a supply of an addition, the total of all amounts, each of which is the consideration payable by a person to the builder for the supply by way of sale to the person of the building or part of it forming part of the addition or of any other structure that forms part of the addition, and
E is
(i) if the complex is situated in a participating province, 115, and
(ii) in any other case, 107, and
B is the rebate, if any, under subsection 256.2(4) that the builder is entitled to claim in respect of the complex or, if the builder is deemed to have made a supply of an addition, the addition.
Application for rebate
     (2) A rebate under this section in respect of a residential complex or an addition to it shall not be paid to a builder, unless the builder files an application for the rebate within two years after the end of the month in which tax referred to in subsection (1) is deemed to have been paid by the builder.
Transitional rebate — 2008 rate reduction
     256.74 (1) If a particular person, other than a cooperative housing corporation,

(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular person on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(c) is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection, in respect of the tax referred to in paragraph (b), the Minister shall, subject to subsection (7), pay a rebate to the particular person equal to 1% of the value of the consideration for the supply.
Transitional rebate — 2008 rate reduction
(2) If a particular person, other than a cooperative housing corporation,
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular person on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(c) is entitled to claim a rebate under subsection 256.2(3) in respect of any residential unit situated in the complex, the Minister shall, subject to subsection (7), pay a rebate to the particular person equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the consideration payable for the supply to the particular person of the complex, and
B is the amount of the rebate under subsection 256.2(3) that the particular person is entitled to claim in respect of the complex.

Transitional rebate — 2008 rate reduction
(3) If a particular person, other than a cooperative housing corporation,
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular person on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(c) is entitled to claim a rebate under section 259 in respect of the tax referred to in paragraph (b) and is not entitled to claim any input tax credit or any other rebate, other than a rebate under this subsection, in respect of that tax, the Minister shall, subject to subsection (7), pay a rebate to the particular person equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the consideration payable for the supply to the particular person of the complex, and
B is
(i) in the case where the complex is situated in a participating province, the amount of the rebate under section 259 that the particular person would have been entitled to claim if no tax under subsection 165(2) would have been payable or paid in respect of the complex, and
(ii) in any other case, the amount of the rebate under section 259 that the particular person is entitled to claim in respect of the complex.
Transitional rebate — 2008 rate reduction
(4) If a cooperative housing corporation
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the corporation on or after January 1, 2008,

(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(c) is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under section 256.2 or 259, in respect of the tax referred to in paragraph (b), the Minister shall, subject to subsection (7), pay a rebate to the corporation equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the consideration payable for the supply, and
B is
(i) if the corporation is entitled to claim a rebate under section 259 in respect of the complex,
(A) in the case where the complex is situated in a participating province, the amount of the rebate under section 259 that the corporation would have been entitled to claim if no tax under subsection 165(2) would have been payable or paid in respect of the complex, and
(B) in any other case, the amount of the rebate under section 259 that the corporation is entitled to claim in respect of the complex,
(ii) 36% of the tax paid under subsection 165(1) by the corporation in respect of the supply if the corporation is not entitled to claim a rebate under section 259 in respect of the complex, and
(A) the corporation is entitled to, or can reasonably expect to be entitled to, claim a rebate under section 256.2 in respect of any residential unit situated in the complex, or
(B) it is the case that, or it can reasonably be expected that, a share of the capital stock of the corporation is or will be sold to an individual for the purpose of using a residential unit in the complex as the primary place of residence of the individual, or of a relation (as defined in subsection 255(1)) of the individual, and that the individual is or will be entitled to claim a rebate under section 255 in respect of the share, and
(iii) in any other case, zero.

Transitional rebate — 2008 rate reduction
(5) If a particular individual
(a) pursuant to an agreement of purchase and sale, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, is the recipient of a taxable supply by way of sale from another person of a residential complex in respect of which ownership and possession under the agreement are transferred to the particular individual on or after January 1, 2008,
(b) has paid all of the tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(c) is entitled to claim a rebate under subsection 254(2) in respect of the complex, the Minister shall, subject to subsection (7), pay a rebate to the particular individual equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the total of all amounts, each of which is the consideration payable for the supply to the particular individual of the complex or for any other taxable supply to the particular individual of an interest in the complex in respect of which the particular individual has paid tax under subsection 165(1) calculated at the rate of 6%, and
B is the amount of the rebate under subsection 254(2) that the particular individual is entitled to claim in respect of the complex.
Group of individuals
     (6) If a supply of a residential complex is made to two or more individuals, the references in subsection (5) to a particular individual shall be read as references to all of those individuals as a group, but only the particular individual that applied for the rebate under section 254 may apply for the rebate under subsection (5).
Application for rebate
     (7) A rebate under this section in respect of a residential complex shall not be paid to a person, unless the person files an application for the rebate within two years after the day on which ownership of the complex is transferred to the person.

Transitional rebate where section 254.1 applies — 2008 rate reduction
256.75 (1) If
(a) under an agreement, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, between a particular person and a builder of a residential complex that is a single unit residential complex or a residential condominium unit, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or an exempt supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which the residential unit forming part of the complex is situated,
(b) possession of the complex is given to the particular person under the agreement on or after January 1, 2008,
(c) the builder is deemed under subsection 191(1) to have made and received a supply of the complex as a consequence of giving possession of the complex to the particular person under the agreement and to have paid tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(d) the particular person is entitled to claim a rebate under subsection 254.1(2) in respect of the complex, the Minister shall, subject to subsection (4),
(e) pay a rebate to the particular person equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the amount determined by the formula

C x (100/D)
where
C is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
D is
(i) if the complex is situated in a participating province, 114, and
(ii) in any other case, 106, and
B is the amount of the rebate under subsection 254.1(2) that the particular person is entitled to claim in respect of the complex, and
(f) if the builder is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under subsection 256.2(4), in respect of the tax referred to in paragraph (c), pay a rebate to the builder equal to the amount determined by the formula
(E - F) x [0.01 - ((G/(E - F))/6)]
where
E is the fair market value of the complex at the time that the builder is deemed to have made the supply referred to in paragraph (c),
F is the amount determined for A under paragraph (e), and
G is the amount of the rebate, if any, that the builder is entitled to claim under subsection 256.2(4).

Transitional rebate where section 254.1 does not apply — 2008 rate reduction
(2) If
(a) under an agreement, evidenced in writing, entered into after May 2, 2006, but on or before October 30, 2007, between a particular person and a builder of a residential complex that is a single unit residential complex or a residential condominium unit, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or an exempt supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which the residential unit forming part of the complex is situated,
(b) possession of the complex is given to the particular person under the agreement on or after January 1, 2008,
(c) the builder is deemed under subsection 191(1) to have made and received a supply of the complex as a consequence of giving possession of the complex to the particular person under the agreement and to have paid tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(d) the particular person is not entitled to claim a rebate under subsection 254.1(2) in respect of the complex, the Minister shall, subject to subsection (4),
(e) pay a rebate to the particular person equal to the amount determined by the formula
A/B
where
A is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and

B is
(i) if the complex is situated in a participating province, 114, and
(ii) in any other case, 106, and
(f) if the builder is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection, in respect of the tax referred to in paragraph (c), pay a rebate to the builder equal to the amount determined by the formula
0.01 x [C - (D x (100/E))]
where
C is the fair market value of the complex at the time the builder is deemed to have made the supply referred to in paragraph (c),
D is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
E is
(i) if the complex is situated in a participating province, 114, and
(ii) in any other case, 106.
Group of individuals
     (3) If the supplies described in subsection (1) or (2) are made to two or more individuals, the references in that subsection to a particular person shall be read as references to all of those individuals as a group, but, in the case of a rebate where paragraph (1)(e) applies, only the individual that applied for the rebate under section 254.1 may apply for the rebate under subsection (1).
Application for rebate
     (4) A rebate under this section in respect of a residential complex shall not be paid to a person, unless the person files an application for the rebate within two years after

(a) in the case of a rebate to a person other than the builder of the complex, the day on which possession of the complex is transferred to the person, and
(b) in the case of a rebate to the builder of the complex, the end of the month in which the tax referred to in paragraph (1)(c) or (2)(c) is deemed to have been paid by the builder.
Transitional rebate for purchaser — 2008 rate reduction
256.76(1) Where
(a) under an agreement, evidenced in writing, entered into between a particular person and a builder of a residential complex, other than a single unit residential complex or a residential condominium unit, or an addition to it, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or an exempt supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which a residential unit forming part of the complex or the addition is situated,
(b) possession of a residential unit forming part of the complex or the addition is given to the particular person under the agreement on or after January 1, 2008,
(c) the builder is deemed under subsection 191(3) or (4) to have made and received a supply of the complex or the addition as a consequence of giving possession
(i) of the residential unit to the particular person under the agreement, or
(ii) of a residential unit forming part of the complex or the addition to another person under an agreement described in paragraph (a) entered into between the other person and the builder,
(d) the builder is deemed to have paid tax under subsection 165(1) in respect of the supply calculated at the rate of 6%, and
(e) if the builder is deemed to have paid the tax referred to in paragraph (d) on or after January 1, 2008, it is the case that the builder and
(i) the particular person entered into the agreement after May 2, 2006, but on or before October 30, 2007, or

(ii) a person, other than the particular person, after May 2, 2006, but on or before October 30, 2007, entered into an agreement described in paragraph (a) in respect of a residential unit situated in the residential complex or in the addition that the builder is deemed to have supplied (as described in paragraph (c)) and that agreement was not terminated before January 1, 2008, the Minister shall, subject to subsection (3),
(f) if the particular person is entitled to claim a rebate under subsection 254.1(2) in respect of the complex, pay a rebate to the particular person equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the amount determined by the formula
C x (100/D)
where
C is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of the building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex or the addition, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
D is
(i) if the complex is situated in a participating province, 114, and
(ii) in any other case, 106, and
B is the amount of the rebate under section 254.1 that the particular person is entitled to claim in respect of the complex, and
(g) if the particular person is not entitled to claim a rebate under subsection 254.1(2) in respect of the complex, pay a rebate to the particular person equal to the amount determined by the formula
E/F

where
E is the total of all amounts, each of which is the consideration payable by the particular person to the builder for the supply by way of sale to the particular person of the building or part of a building referred to in subparagraph (a)(ii) or of any other structure that forms part of the complex or the addition, other than consideration that can reasonably be regarded as rent for the supplies of the land attributable to the complex or as consideration for the supply of an option to purchase that land, and
F is
(i) if the complex is situated in a participating province, 114, and
(ii) in any other case, 106.
Group of individuals
     (2) If the supplies described in subsection (1) are made to two or more individuals, the references in that subsection to a particular person shall be read as references to all of those individuals as a group, but, in the case of a rebate under paragraph (1)(f), only the individual that applied for the rebate under section 254.1 may apply for the rebate under that paragraph.
Application for rebate
     (3) A rebate under this section in respect of a residential complex shall not be paid to a person, unless the person files an application for the rebate within two years after the day on which possession of the unit referred to in paragraph (1)(b) is transferred to the person.
Transitional rebate for builder — 2008 rate reduction
256.77 (1) If
(a) under an agreement, evidenced in writing, entered into between a particular person and a builder of a residential complex, other than a single unit residential complex or a residential condominium unit, or an addition to it, the particular person is the recipient of
(i) an exempt supply by way of lease of the land forming part of the complex or a supply of such a lease by way of assignment, and
(ii) an exempt supply by way of sale of the building or part of it in which a residential unit forming part of the complex or the addition is situated,
(b) the builder is deemed under subsection 191(3) or (4) to have made and received on or after January 1, 2008, a supply of the complex or the addition as a consequence of giving possession

(i) of the residential unit to the particular person under the agreement, or
(ii) of a residential unit forming part of the complex or the addition to another person under an agreement described in paragraph (a) entered into between the other person and the builder,
(c) the builder and
(i) the particular person entered into the agreement after May 2, 2006, but on or before October 30, 2007, or
(ii) a person, other than the particular person, after May 2, 2006, but on or before October 30, 2007, entered into an agreement described in paragraph (a) in respect of a residential unit situated in the residential complex or in the addition that the builder is deemed to have supplied (as described in paragraph (b)) and that agreement was not terminated before January 1, 2008,
(d) the builder is deemed to have paid tax under subsection 165(1) in respect of the supply referred to in paragraph (b) calculated at the rate of 6%, and
(e) the builder is not entitled to claim an input tax credit or a rebate, other than a rebate under this subsection or under subsection 256.2(4), in respect of the tax referred to in paragraph (d), the Minister shall, subject to subsection (2), pay a rebate to the builder equal to the amount determined by the formula
A x [0.01 - ((B/A)/6)]
where
A is the amount determined by the formula
C - [D x (100/E)]
where
C is the fair market value of the complex or, if the builder is deemed to have made a supply of an addition, of the addition, at the time the builder is deemed to have made the supply referred to in paragraph (b),

D is
(i) if the builder is deemed to have made a supply of a complex, the total of all amounts, each of which is the consideration payable by a person to the builder for the supply by way of sale to the person of the building or part of it forming part of the complex or of any other structure that forms part of the complex, or
(ii) if the builder is deemed to have made a supply of an addition, the total of all amounts, each of which is the consideration payable by a person to the builder for the supply by way of sale to the person of the building or part of it forming part of the addition or of any other structure that forms part of the addition, and
E is
(i) if the complex is situated in a participating province, 114, and
(ii) in any other case, 106, and
B is the rebate, if any, under subsection 256.2(4) that the builder is entitled to claim in respect of the complex or, if the builder is deemed to have made a supply of an addition, the addition.
Application for rebate
     (2) A rebate under this section in respect of a residential complex or an addition to it shall not be paid to a builder, unless the builder files an application for the rebate within two years after the end of the month in which tax referred to in subsection (1) is deemed to have been paid by the builder.
     (2) Subsection (1) comes into force or is deemed to have come into force on January 1, 2008.
     13. (1) The Act is amended by adding the following after section 274.1:
Variation of agreement — 2008 rate reduction
274.11 If
(a) at any time before January 1, 2008, a supplier and a recipient enter into an agreement for a taxable supply of property or a service,
(b) the supplier and the recipient at a later time either directly or indirectly

(i) vary or alter the agreement for the supply, or
(ii) terminate the agreement and enter into one or more new agreements with each other or with other persons and under one or more of those agreements the supplier supplies, and the recipient receives, one or more supplies that includes all or substantially all the property or service referred to in paragraph (a),
(c) the supplier, the recipient and, where applicable, the other persons are not dealing with each other at arm’s length at the time the agreement is entered into or at the later time,
(d) tax under subsection 165(1) or section 218 in respect of the supply referred to in paragraph (a) would have been calculated at the rate of 6% or 7%, as the case may be, on all or part of the value of the consideration for the supply attributable to the property or service in the absence of the variation, alteration or termination of the agreement,
(e) tax under subsection 165(1) or section 218 in respect of the supply made under the varied or altered agreement or made under any of the new agreements would, in the absence of this section, be calculated at the rate of 5% on any part of the value of the consideration for the supply, attributable to any part of the property or service, on which tax, in respect of the supply referred to in paragraph (a), was initially calculated at the rate of 6% or 7%, as the case may be, and
(f) the variation or alteration of the agreement or the entering into of the new agreements may not reasonably be considered for both the supplier and the recipient to have been undertaken or arranged primarily for bona fide purposes other than to benefit in any manner from the rate change, the following rule applies
(g) tax under subsection 165(1) or section 218 in respect of the supply made under the varied or altered agreement or made under any of the new agreements shall be calculated at the rate at which tax would have been calculated under paragraph (d) on any part of the value of the consideration, referred to in paragraph (e), attributable to any part of the property or service.
     (2) Subsection (1) applies to any agreement varied, altered, terminated or entered into on or after October 30, 2007.

Part 2 — Excise Act, 2001
     14. (1) The portion of the definition “taxed tobacco” in section 58.1 of the Excise Act, 2001 before paragraph (a) is replaced by the following:
“taxed tobacco”
« tabac imposé »
“taxed tobacco” of a person means cigarettes, tobacco stick, loose tobacco and cigars, in respect of which duty has been imposed under section 42 before January 1, 2008 at a rate set out in paragraph 1(b), 2(b) or 3(b) of Schedule 1 or in section 4 of that Schedule, as those provisions read on December 31, 2007, and that, at the beginning of January 1, 2008,
     (2) Subsection (1) comes into force, or is deemed to have come into force, on January 1, 2008.
     15. (1) Paragraphs 58.2(a) to (d) of the Act are replaced by the following:
     (a) 0.295 cent per cigarette;
     (b) 0.275 cent per tobacco stick;
     (c) 0.195 cent per gram of loose tobacco; and
     (d) 0.19 cent per cigar.
     (2) Subsection (1) comes into force, or is deemed to have come into force, on January 1, 2008.
     16. (1) Section 58.3 of the Act is replaced by the following:
Exemption for small retail inventory
     58.3 Tax under this Part in respect of the inventory of all taxed tobacco of a person that is held at the beginning of January 1, 2008 at a separate retail establishment of the person is not payable if that retail establishment holds inventory of 30,000 or fewer units.
     (2) Subsection (1) comes into force, or is deemed to have come into force, on January 1, 2008.
     17. (1) Subsection 58.5(1) of the Act is replaced by the following:
Returns
     58.5 (1) Every person liable to pay tax under this Part shall, on or before February 29, 2008, file a return with the Minister in the prescribed form and manner.

     (2) Subsection (1) applies to tax that a person is required to pay under section 58.2 of the Act after December 31, 2007.
     18. (1) Subsection 58.6(1) of the Act is replaced by the following:
Payment
     58.6 (1) Every person shall pay to the Receiver General the total tax payable by the person under this Part on or before February 29, 2008.
     (2) Subsection (1) applies to tax that a person is required to pay under section 58.2 of the Act after December 31, 2007.
     19. (1) Subparagraphs 216(2)(a)(i) to (iv) of the Act are replaced by the following:
(i) $0.17 multiplied by the number of cigarettes to which the offence relates,
(ii) $0.127 multiplied by the number of tobacco sticks to which the offence relates,
(iii) $0.116 multiplied by the number of grams of manufactured tobacco other than cigarettes or tobacco sticks to which the offence relates, and
(iv) $0.29 multiplied by the number of cigars to which the offence relates, and
     (2) Subparagraphs 216(3)(a)(i) to (iv) of the Act are replaced by the following:
(i) $0.255 multiplied by the number of cigarettes to which the offence relates,
(ii) $0.19 multiplied by the number of tobacco sticks to which the offence relates,
(iii) $0.174 multiplied by the number of grams of manufactured tobacco other than cigarettes or tobacco sticks to which the offence relates, and
(iv) $0.67 multiplied by the number of cigars to which the offence relates, and
     (3) Subsections (1) and (2) come into force on the later of January 1, 2008 and the day on which these subsections are assented to.

     20. (1) Paragraphs 240(a) to (c) of the Act are replaced by the following:
(a) $0.361448 per cigarette that was removed in contravention of that subsection,
(b) $0.2105 per tobacco sticks that was removed in contravention of that subsection, and
(c) $207.704 per kilogram of manufactured tobacco, other than cigarettes and tobacco sticks, that was removed in contravention of that subsection.
     (2) Subsection (1) comes into force on the later of January 1, 2008 and the day on which that subsection is assented to.
     21. (1) Paragraph 1(b) of Schedule 1 to the Act is replaced by the following:
(b) $0.425 for each five cigarettes or fraction of five cigarettes contained in any package, in any other case.
     (2) Subsection (1) comes into force, or is deemed to have come into force, on January 1, 2008.
     22. (1) Paragraph 2(b) of Schedule 1 to the Act is replaced by the following:
(b) $0.06325 per stick, in any other case.
     (2) Subsection (1) conies into force, or is deemed to have come into force, on January 1, 2008.
     23. (1) Paragraph 3(b) of Schedule 1 to the Act is replaced by the following:
(b) $57.85 per kilogram, in any other case.
     (2) Subsection (1) comes into force, or is deemed to have come into force, on January 1, 2008.
     24. (1) Section 4 of Schedule 1 to the Act is replaced by the following:
     4. Cigars: $18.50 per 1,000 cigars.
     (2) Subsection (1) comes into force, or is deemed to have come into force, on January 1, 2008.
     25. (1) Paragraph (a) of Schedule 2 to the Act is replaced by the following:
     (a) $0.067 per cigar, and

     (2) The portion of paragraph (b) of Schedule 2 to the Act before subparagraph (i) is replaced by the following:
     (b) 67%, computed on
     (3) Subsections (1) and (2) come into force, or are deemed to have come into force, on January 1, 2008.
Application
     26. For the purposes of applying the provisions of the Customs Act that provide for the payment of, or the liability to pay, interest in respect of any amount, the amount shall be determined and interest shall be computed on it as though sections 21 to 25 had come into force on January 1, 2008.
Part 3 — Air Travellers Security Charge Act
     27. (1) The portion of paragraph 12(1)(a) of the Air Travellers Security Charge Act before subparagraph (i) is replaced by the following:
     (a) $4.67 for each chargeable emplanement included in the service, to a maximum of $9.33, if
     (2) The portion of paragraph 12(1)(b) of the Act before subparagraph (i) is replaced by the following:
     (b) $4.90 for each chargeable emplanement included in the service, to a maximum of $9.80, if
     (3) The portion of paragraph 12(1)(d) of the Act before subparagraph (i) is replaced by the following:
(d) $8.34 for each chargeable emplanement included in the service, to a maximum of $16.68, if
     (4) The portion of paragraph 12(2)(b) of the Act before subparagraph (i) is replaced by the following:
(b) $8.34 for each chargeable emplanement by an individual on an aircraft used to transport the individual to a destination outside Canada but within the continental zone, to a maximum of $16.68, if
     (5) Subsections (1) to (4) apply in respect of any air transportation service that includes a chargeable emplanement on or after January 1, 2008 and for which any consideration is paid or becomes payable on or after that day.